Exhibit 10.8

CERTAIN INFORMATION IN THIS DOCUMENT, MARKED BY [***], HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(b)(10)(iv). SUCH EXCLUDED INFORMATION IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXCLUSIVE COLLABORATION AGREEMENT

between

SEVEN AND EIGHT BIOTHERAPEUTICS CORP. AND BIRDIE

BIOPHARMACEUTICALS INC. AND BIRDIE BIOTHERAPEUTICS HK LIMITED,

BIRDIE BIOPHARMACEUTICALS CO. LIMITED, SEVEN AND EIGHT

BIOPHARMACEUTICALS INC., BIRDIE BIOPHARMACEUTICALS HK LIMITED,

BIRDIE BIOTECHNOLOGY (BVI LIMITED), BIRDIE BIOTECHNOLOGY HK

LIMITED, AND BIRDIE BIOPHARMACEUTICALS (BEIJING) CO., LTD.

and

EIKON THERAPEUTICS, INC.

Dated as of March 29, 2023

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		6

ARTICLE 2 GRANT OF RIGHTS AND TECHNOLOGY AND REGULATORY TRANSFER		18

2.1	Grants to Eikon	18
2.2	Sublicenses	19
2.3	Confirmatory Patent License	19
2.4	Exclusivity; Change of Control	19
2.5	Transfer of Contracts	20
2.6	Transferred Assets	20
2.7	Rights in Bankruptcy	21
2.8	Covenant Not to Sue	21

ARTICLE 3 TRANSITION		21

3.1	In General	21
3.2	Transitioned Employees	21
3.3	Non-Transitioned Employees	22
3.4	Transition Plan	22
3.5	Assistance	23
3.6	Assumption of Costs	23
3.7	Wind-Down of 7&8 TLR Activity	23

ARTICLE 4 DEVELOPMENT AND REGULATORY ACTIVITIES		23

4.1	Development	23
4.2	Regulatory Activities	24

ARTICLE 5 COMMERCIALIZATION		25

5.1	In General	25
5.2	Branding	25

i

ARTICLE 6 COLLABORATION MANAGEMENT		26

6.1	Alliance Managers	26

ARTICLE 7 PAYMENTS AND RECORDS		26

7.1	Initial Collaboration Compensation	26
7.2	Additional Collaboration Compensation	26
7.3	Mode of Payment	28
7.4	Taxes	28
7.4	Right to Offset	29
7.5	Diagnostic or Veterinary Products	29

ARTICLE 8 INTELLECTUAL PROPERTY		30

8.1	Ownership of Intellectual Property	30
8.2	Control of Intellectual Property	30
8.3	Maintenance and Prosecution of 7&8 Patents	30
8.4	Enforcement of Patents	32
8.5	Infringement Claims by Third Parties	33
8.6	Invalidity or Unenforceability Defenses or Actions	34
8.7	Third Party Rights	34
8.8	Mechanics of Adjustments	35

ARTICLE 9 CONFIDENTIALITY AND NON-DISCLOSURE		35

9.1	Confidentiality Obligations	35
9.2	Permitted Disclosures	36
9.3	Additional Permitted Disclosures	36
9.4	Use of Name	37
9.5	Public Announcements	37

9.6	Publications	37
9.7	Return of Confidential Information	37
9.8	Privileged Communications	38
9.9	Data Privacy	38

ARTICLE 10 REPRESENTATIONS AND WARRANTIES		39

10.1	Mutual Representations and Warranties	39
10.2	Additional Representations and Warranties of 7&8	39
10.3	DISCLAIMER OF WARRANTIES	44
10.4	Anti-Bribery and Anti-Corruption Compliance	45

ARTICLE 11 INDEMNITY		45

11.1	Indemnification of 7&8	45
11.2	Indemnification of Eikon	46
11.3	Indemnification Procedures	46
11.4	Special, Indirect and Other Losses	49

ARTICLE 12 TERM AND TERMINATION		49

12.1	Term and Expiration	49
12.2	Termination	49
12.3	Modification In Lieu of Termination	50
12.4	Effects of Termination	51
12.5	Remedies	52

ARTICLE 13 MISCELLANEOUS		52

13.1	Export Control	52
13.2	Subcontracting	52
13.3	Assignment	53
13.4	Severability	54

13.5	Dispute Resolution	54
13.6	Governing Law, Jurisdiction and Service	54
13.7	Notices	55
13.8	Entire Agreement; Amendments	56
13.9	English Language	56
13.10	Equitable Relief	56
13.11	Waiver and Non-Exclusion of Remedies	56
13.12	No Benefit to Third Parties	57
13.13	Further Assurance	57
13.14	Relationship of the Parties	57
13.15	References	57
13.16	Construction	57
13.17	Counterparts	57

SCHEDULES

Schedule 1.18 – Bill of Sale

Schedule 1.56 – Existing Patents

Schedule 1.126 – Transition Plan

Schedule 2.5 – Transferred Contracts

Schedule 2.6 – Compound Inventory Storage

Schedule 3.2 – Offerees (Potential Transitioned Employees)

Schedule 4.1.2 – Development Plan

Schedule 4.2.1 – Ongoing Studies

Schedule 7.2.1 – SAFE

EXCLUSIVE COLLABORATION AGREEMENT

This Exclusive Collaboration Agreement (the “Agreement”) is made and entered into effective as of March 29, 2023 (the “Effective Date”) by and between, on the one hand, Seven and Eight Biotherapeutics Corp., a Cayman Islands corporation (“Parent”) and Birdie Biopharmaceuticals Inc., a Cayman Islands entity (“Birdie Cayman”) and Birdie Biotherapeutics HK Limited, a Hong Kong entity; Birdie Biopharmaceuticals Co. Limited, a Taiwanese entity; Seven and Eight Biopharmaceuticals Inc., a Delaware (U.S.) entity; Birdie Biopharmaceuticals HK Limited, a Hong Kong entity; Birdie Biotechnology (BVI Limited), British Virgin Islands entity; Birdie Biotechnology HK Limited, a Hong Kong entity; and Birdie Biopharmaceuticals (Beijing) Co., Ltd., a Chinese entity (all of the foregoing entities, collectively, “7&8” and each a “7&8 Entity”) and on the other hand, Eikon Therapeutics, Inc., a Delaware corporation (“Eikon”). 7&8 and Eikon are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Other capitalized terms have the meanings given to such terms in this Agreement, in particular in ARTICLE 1.

RECITALS

WHEREAS, 7&8 owns and controls certain Licensed Compounds and the Parties desire to work together to combine the assets of 7&8 with the scientific, clinical and regulatory expertise of Eikon and Eikon’s financial resources to advance the Program in accordance with the Development Plan;

WHEREAS, in consideration of the Initial Collaboration Compensation and the Additional Collaboration Compensation, 7&8 wishes to grant to Eikon, and Eikon wishes to take, an exclusive license to develop and commercialize the Licensed Compounds worldwide and an assignment and transfer of the Transferred Assets;

WHEREAS, 7&8 will wind-down its further research with respect to toll-like receptor (“TLR”) activity, including winding down 7&8’s development of the Licensed Compounds, but with the exception of Exploitation of [***] ADC TLR Agonists (defined below);

WHEREAS, SW and 7&8 were parties to a certain Exclusive License and Development Agreement dated as of May 15, 2017 with respect to the Lead Compound designated as of the Effective Date as [***] (the “Old Agreement”) and, immediately prior to executing this Agreement, SW and 7&8 and the other subsidiaries and affiliates party to the Old Agreement mutually agreed to terminate the Old Agreement and remove any registrations of the Old Agreement; and

WHEREAS, contemporaneously with the execution of this Agreement, SW, 7&8 and Eikon are entering into a new Exclusive License and Development Agreement (the “SW Agreement”) with respect to the Lead Compound designated as of the Effective Date as [***].

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise specifically provided herein, the following terms will have the following meanings:

1.1 “7&8” has the meaning set forth in the preamble hereto.

1.2 “[***] ADC TLR Agonist” means an antibody drug conjugate that: (i) is a TLR 7 or TLR 8 or TLR 7/8 agonist, (ii) is covered by one or more claims of the 7&8 Patents identified in Schedule 1.56 as the “[***] patent family” but is not claimed nor otherwise covered by any of the other 7&8 Patents (e.g., it does not include a payload claimed by another 7&8 Patent), and (iii) that is not used for diagnosis, prevention, treatment or management of oncology indications.

1.3 “7&8 Intellectual Property Rights” means (i) the 7&8 Know-How, 7&8 Patents, and 7&8 Names and (ii) any other Intellectual Property Rights owned or Controlled by 7&8 or any of their Affiliates as of the Effective Date that relate to the Licensed Compounds and Licensed Products and their Exploitation (including any Biomarker/Assay with respect thereto).

1.4 “7&8 IP Indemnity Claim” has the meaning set forth in Section 11.1.

1.5 “7&8 Know-How” means all Information owned or Controlled by 7&8 or any of their Affiliates as of the Effective Date, including any Information that relates to the Licensed Compounds and Licensed Products and their Exploitation (including any Biomarker/Assay with respect thereto).

1.6 “7&8 Names” means the compound and product names, trademarks and logos that have been used by 7&8 or any of their Affiliates as of the Effective Date in connection with the Exploitation of the Licensed Compounds and Licensed Products (including any Biomarker/Assay with respect thereto).

1.7 “7&8 Patents” means all of the Patents owned or Controlled by 7&8 or any of their Affiliates as of the Effective Date that claim or cover or otherwise relate to a Licensed Compound, a Licensed Product or the Exploitation of a Licensed Compound or Licensed Product (including any Biomarker/Assay with respect thereto), including, for the avoidance of doubt, any Patents that may arise from or claim priority to or the benefit of (directly or indirectly, in whole or in part) any such Patents. The 7&8 Patents include the Existing Patents.

1.8 “Accelerated Approval” has the meaning set forth in Section 1.102.

1.9 “Acquirer” has the meaning set forth in Section 2.4.2.

1.10 “Additional Collaboration Compensation” means (i) the shares issued to Parent as described in Section 7.2.1 of this Agreement and (ii) the right to receive the Milestone Payments, if any, as and if due in accordance with Section 7.2.2 of this Agreement.

1.11 “Adverse Proceeding” has the meaning set forth in Section 8.3.1.

1.12 “Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means: (i) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise; or (ii) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity). The Parties acknowledge that in the case of certain entities organized under the Applicable Law of certain countries outside of the United States, the maximum percentage ownership permitted by Applicable Law for a foreign investor may be equal to or less than fifty percent (50%), and that in such case such lower percentage will be substituted in the preceding sentence; provided that such foreign investor has the power to direct the management and policies of such entity.

1.13 “Agreement” has the meaning set forth in the preamble hereto.

1.14 “Alliance Managers” has the meaning set forth in Section 6.1.

1.15 “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended and any other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism.

1.16 “Applicable Law” means applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of the Regulatory Authorities or government authorities, that may be in effect from time to time, including the FFDCA and Anti-Corruption Law.

1.17 “Assigned Regulatory Documentation” has the meaning set forth in Section 4.2.1(fi).

1.18 “Bill of Sale” means that certain Bill of Sale attached hereto as Schedule 1.18 that documents the assignment, transfer and sale of the Transferred Assets.

1.19 “Biological Materials” means any tissues, cells, cell lines, engineered cell lines, organisms, proteins, modified proteins, blood samples, genetic material, antibodies and other biological substances and materials, in each case, that are used, useful or held for use in connection with the Program and owned or Controlled by or on behalf of 7&8 or any of their Affiliates as of the Effective Date.

1.20 “Biomarker/Assay” means any (i) biological characteristic that is useful as an indicator of a normal or pathogenic biological process, or that enables the assessment of an actual or anticipated response to a therapeutic intervention, which is detected or measured for significance in relation to use of any Licensed Compound or Licensed Product or (ii) any assay or physician assessment scale or tool used or intended for use in connection with or incident to any Licensed Compound or Licensed Product.

1.21 “Board of Directors” has the meaning set forth in the definition of “Change of Control.”

1.22 “Books and Records” means, to the extent used, useful or held for use in connection with the Licensed Compounds or their Clinical Development or otherwise used, useful or held for use in connection with the Program: (i) all Regulatory Documentation; (ii) Patent Records for the Exclusive 7&8 Patents; (iii) all personnel and other records in 7&8’s or its Affiliates’ possession or control relating to the employment of the Transitioned Employees, including any notice, correspondence, information or enquiry in relation to any Transitioned Employees that 7&8 (or its applicable Affiliate) receives after the applicable Employment Effective Date; (iv) all operational records, including pricing information for supplies and services previously obtained by 7&8 or their Affiliates that relate to the Program, and (v) all other books, records, files (including data files) and documents, including all scientific, technical, regulatory, manufacturing and research and development records, quality reports, marketing records, financial records and correspondence relating to the foregoing, in each case of (i) to (v): (A) in all forms, including electronic, in which they are stored or maintained, and all data and information included or referenced therein and (B) that are licensed, owned or Controlled by or otherwise in the possession of 7&8 or any of its Affiliates.

1.23 “Breaching Party” has the meaning set forth in Section 12.2.1.

1.24 “Business Day” means a day other than a Saturday or Sunday or a day on which banking institutions in New York, New York are permitted or required to be closed.

1.25 “Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 or October 1.

1.26 “Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term will commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term will commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.27 “cGMP” means good manufacturing practices applicable from time to time to the Licensed Products pursuant to Applicable Law.

1.28 “Change of Control,” with respect to a Party, will be deemed to have occurred if any of the following occurs after the Effective Date:

1.28.1. any “person” or “group” (as such terms are defined below) (i) is or becomes the “beneficial owner” (as defined below, except that a “person” or “group” will be deemed to have “beneficial ownership” of all shares of capital stock or other equity interests if such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of shares of capital stock or other interests (including partnership interests) of such Party then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the directors, managers or similar supervisory positions (“Voting Stock”) of such Party representing fifty percent (50%) or more of the total voting power of all outstanding classes of Voting Stock of such Party or (ii) has the power, directly or indirectly, to elect a majority of the members of the Party’s board of directors or similar governing body (“Board of Directors”);

1.28.2. such Party enters into a merger, consolidation or similar transaction with another Person (whether or not such Party is the surviving entity) and as a result of such merger, consolidation or similar transaction (i) the members of the Board of Directors of such Party immediately prior to such transaction constitute less than a majority of the members of the Board of Directors of such Party or such surviving Person immediately following such transaction or (ii) the Persons that beneficially owned, directly or indirectly, the shares of Voting Stock of such Party immediately prior to such transaction cease to beneficially own, directly or indirectly, shares of Voting Stock of such Party representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the surviving Person in substantially the same proportions as their ownership of Voting Stock of such Party immediately prior to such transaction;

1.28.3. such Party sells or transfers to any Third Party, in one or more related transactions, properties or assets representing all or substantially all of such Party’s consolidated total assets; or

1.28.4. the holders of capital stock of such Party approve a plan or proposal for the liquidation or dissolution of such Party.

For the purpose of this definition of Change of Control: (i) “person” and “group” have the meanings given such terms under Section 13(d) and 14(d) of the United States Securities Exchange Act of 1934 and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the aforesaid Act; (ii) a “beneficial owner” will be determined in accordance with Rule 13d-3 under the aforesaid Act; and (iii) the terms “beneficially owned” and “beneficially own” will have meanings correlative to that of “beneficial owner.”

1.29 “Clinical Development” means Clinical Studies, statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval.

1.30 “Clinical Study” means any human clinical trial of a Licensed Product.

1.31 “CNS IP” has the meaning set forth in Section 2.8.

1.32 “Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of or sale of a product, including activities related to marketing, promoting, distributing and importing such product, and interacting with Regulatory Authorities regarding any of the foregoing. When used as a verb, “to Commercialize” and “Commercializing” mean to engage in Commercialization and “Commercialized” has a corresponding meaning.

1.33 “Commercially Reasonable Efforts” means [***].

1.34 “Competing Product” has the meaning set forth in Section 2.4.1.

1.35 “Compound Inventory” means all inventory of Licensed Compounds and any other inventory used, useful or held for use in connection with the Program in 7&8’s or its Affiliates’ possession or control as of the Effective Date.

1.36 “Confidential Information” has the meaning set forth in Section 9.1.

1.37 “Conjugate Product” means a pharmaceutical product that is a conjugate of an antibody with a Licensed Compound that is a subject of the Program as of the Effective Date, including [***] .

1.38 “Conjugate Technology” [***].

1.39 “Control” means, with respect to any item of Information, Regulatory Documentation, material, Patent or other intellectual property right, possession of the right, whether directly or indirectly and whether by ownership, license or otherwise (other than by operation of the license and other grants in Section 2.1), to grant a license, sublicense or other right (including the right to reference Regulatory Documentation) to or under such Information, Regulatory Documentation, material, Patent or other intellectual property right as provided for herein without violating the terms of any agreement with any Third Party. “Controlled” has a correlative meaning.

1.40 “Data Room” has the meaning set forth in Section 3.4.5.

1.41 “Development Plan” has the meaning set forth in Section 4.1.2.

1.42 “Discontinued Product” means a Licensed Product (including any Conjugate Product) that is being Clinically Developed or Commercialized by Eikon in the Territory under this Agreement as of the effective date of the applicable termination of this Agreement as such Licensed Product exists as of such date.

1.43 “Dollars” or “$” means United States Dollars.

1.44 “Drug Approval Application” means (i) a New Drug Application as described in the FFDCA or a Biologics License Application as described in Section 351 of the U.S. Public Health Service Act (“PHSA”), as the context requires, or any corresponding foreign applications in the Territory outside of the United States (including, with respect to the European Union, a Marketing Authorization Application filed with the EMA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other national approval) and (ii) all supplements and amendments that may be filed with respect to the foregoing.

1.45 “Effective Date” has the meaning set forth in the preamble hereto.

1.46 “Eikon” has the meaning set forth in the preamble hereto.

1.47 “Eikon Grantback IP” means with respect to any Discontinued Product, (i) any Inventions that are necessary or reasonably useful for the Exploitation of such Discontinued Product and (ii) any Patents that claim any Inventions described in the foregoing clause (i), in each case that are owned or Controlled by Eikon as of the effective date of the applicable termination of this Agreement, including any Patents that claim Conjugate Products, but excluding any Inventions or Patents to the extent relating to compounds that are not Licensed Compounds.

1.48 “Eikon Indemnified Parties” has the meaning set forth in Section 11.2.

1.49 “Eikon Names” means the corporate names, compound and product names, trademarks and logos that have been used by Eikon or its respective predecessors from time to time, but excluding 7&8 Names.

1.50 “EMA” means the European Medicines Agency and any successor agency thereto.

1.51 “Employment Effective Date” has the meaning set forth in Section 3.2.

1.52 “Equity Compensation” has the meaning set forth in Section 7.2.1.

1.53 “[***]” has the meaning set forth in Section 8.3.1.

1.54 “European Union” means the economic, scientific, and political organization of member states known as the European Union, as its membership may be altered from time to time, and any successor thereto.

1.55 “Exclusive Patents” means any 7&8 Patent that includes at least one (1) claim that claims a Licensed Compound, Licensed Product or Exploitation thereof.

1.56 “Existing Patents” means the Patents set forth on Schedule 1.56.

1.57 “Existing Regulatory Documentation” means the Regulatory Documentation owned or Controlled by 7&8 or any of its Affiliates as of the Effective Date.

1.58 “Exploit” means to make, have made, import, use, sell or offer for sale, including to research, develop (including clinical development), commercialize, register, manufacture, have manufactured, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold or otherwise dispose o£

1.59 “Exploitation” means the act of Exploiting a compound, product or process.

1.60 “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.61 “FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).

1.62 “Field” means any and all uses, including the treatment, prevention, mitigation, cure or diagnosis of a disease, disorder or condition.

1.63 “First Commercial Sale” means, with respect to a Licensed Product and a country, the first sale for monetary value of such Licensed Product in such country by Eikon, its Affiliates or its or their Sublicensees to a Third Party. Sales prior to receipt of Regulatory Approval for such Licensed Product in such country, such as so-called “treatment IND sales,” “named patient sales,” and “compassionate use sales,” and similar programs, shall not be construed as a “First Commercial Sale”. In addition, a sale or distribution of a Licensed Product, whether or not under a Regulatory Approval, for “treatment IND sales,” “named patient sales,” and “compassionate use sales,” and similar programs, shall not be construed as a “First Commercial Sale”.

1.64 “Full Regulatory Approval” means receipt of full, unconditional Regulatory Approval for a given product, including upon satisfying post-regulatory approval requirements following initial Accelerated Approval for such product.

1.65 “GAAP” means, with respect to a Party or its Affiliates or its or their sublicensees, United States generally accepted accounting principles, International Financial Reporting Standards or such other similar national standards as such Party, Affiliate or its or their sublicensee adopts, in each case, consistently applied.

1.66 “Government Official” means (i) any Person employed by or acting on behalf of a government, government-controlled agency or entity or public international organization, (ii) any political party, party official or candidate, (iii) any Person who holds or performs the duties of an appointment, office or position created by custom or convention or (iv) any Person who holds himself out to be the authorized intermediary of any of the foregoing.

1.67 “Hatch-Waxman Act” means the U.S. Drug Price Competition and Patent Term Restoration Act of 1984, as set forth at 21 U.S.C. §355(b)(2) or (j).

1.68 “IND” means (i) an investigational new drug application filed with the FDA for authorization to commence clinical studies and its equivalent in other countries or regulatory jurisdictions and (ii) all supplements and amendments that may be filed with respect to the foregoing.

1.69 “Indemnification Claim Notice” has the meaning set forth in Section 11.3.1.

1.70 “Indemnified Party” has the meaning set forth in Section 11.3.1.

1.71 “Indication” means, with respect to a product, a use to which such product is intended to be put for the treatment, prevention or cure of a distinct recognized disease or condition, or of a manifestation of a recognized disease or condition, or for the relief of symptoms associated with a recognized disease or condition, in each case for any size patient population, that (a) for a Clinical Study for such product, would be the use of such product for which such Clinical Study is intended to determine safety or effectiveness and (b) if such product is approved in the U.S., would be reflected in the “Indications and Usage” section of labeling pursuant to 21 C.F.R. §201.57(c)(2) or, to the extent applicable, any comparable labeling section outside the U.S., in each case ((a) and (b)), subject to the following: (i) subtypes of the same disease or condition are not additional Indications for such product; (ii) uses of such product for the same disease or condition for different populations or population sub-types are not additional Indications for such product; (iii) the approved use of such product for such disease or condition in different combinations or co-administration of treatments are not additional Indications for such product (e.g., monotherapy vs. add-on or combination therapy with another agent in the same disease); (iv) diagnosis, treatment, prevention, and cure of the same disease or disease subtype with such product are not additional Indications for such product; (v) the approved use of such product for such disease or condition in a different line of treatment or a different temporal position in a treatment algorithm for the same disease or condition are not additional Indications for such product (e.g., first line vs. second line therapy in the same disease or condition); and (vi) treatment of the same disease or condition with such product in an expanded, modified, or additional patient population are not additional Indications for such product.

1.72 “Information” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, assays and biological methodology, in each case (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed.

1.73 “Infringement” has the meaning set forth in Section 8.4.1.

1.74 “Initial Collaboration Compensation” means the cash payments set forth in Section 7.1 of this Agreement.

1.75 “Initiation” means, with respect to a Clinical Study, the first dosing of the first human subject in such Clinical Study.

1.76 “Intellectual Property Rights” means all intellectual property and proprietary rights of any kind, including those arising from or in respect of the following, whether protected, created or arising under any Applicable Law, including: (i) all Patents and all invention disclosures and in-process (not yet filed) patent applications; (ii) all Trademarks; (iii) all works of authorship, and any and all other copyrights and copyrightable works, and all applications, registrations, extensions, and renewals thereof; (iv) all data and databases; and (v) all Information.

1.77 “Inventions” has the meaning set forth in Section 8.1.1.

1.78 “Knowledge” means the actual knowledge after performing a diligent investigation with respect to the applicable facts and information, which will include a reasonable inquiry of 7&8’s outside legal counsel, of (i) [***], (ii) [***], (iii) [***], (iv) [***], (v) Chief Financial Officer or the individual performing the functions of such role, and (vi) any employee acting as corporate counsel for 7&8.

1.79 “Lead Compounds” means the Licensed Compounds known as of the Effective Date as [***] and [***], including [***].

1.80 “Licensed Compound” means (i) each of the Lead Compounds, (ii) [***], including [***], (iii) [***] and [***], and (iv) any other compound, composition and antibody drug conjugate that is a TLR 7 or TLR 8 or TLR7/8 agonist and owned or Controlled by 7&8 or their Affiliates, but excluding any [***] ADC TLR Agonist developed by or on behalf of 7&8 or their Affiliates or licensees pursuant to this Agreement.

1.81 “Licensed Product” means any pharmaceutical product that is comprised of or contains a Licensed Compound alone or in combination with one (1) or more other active ingredients, in any and all forms, presentations, delivery systems, dosages and formulations. For clarity, Licensed Products include Conjugate Products.

1.82 “Losses” has the meaning set forth in Section 11.1.

1.83 “Major EU Countries” means all of the following [***] countries: [***].

1.84 “Manufacture”and “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding of any Licensed Compound, any Licensed Product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control. “Manufactured” has a correlative meaning.

1.85 “Non-Breaching Party” has the meaning set forth in Section 12.2.1.

1.86 “Non-Exclusive Patents” means the 7&8 Patents that are not Exclusive Patents. Schedule 1.56 identifies which of the listed 7&8 Patents are Non-Exclusive Patents.

1.87 “Non-Transitioned Employees” has the meaning set forth in Section 3.3.

1.88 “Notice Period” has the meaning set forth in Section 12.2.1.

1.89 “Offerees” has the meaning set forth in Section 3.2.

1.90 “Old Agreement” has the meaning set forth in the recitals.

1.91 “Party” and “Parties” have the meaning set forth in the preamble hereto.

1.92 “Patent Records” means the files relating to the filing, prosecution, issuance, maintenance, enforcement or defense of any 7&8 Patents, including file wrappers, ribboned and sealed letters patents, and written third party correspondence.

1.93 “Patents” means: (i) all national, regional and international patents and patent applications, including provisional patent applications; (ii) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (iii) any and all patents that have issued or in the future issue from the foregoing patent applications ((i) and (ii)), including utility models, petty patents, innovation patents and design patents and certificates of invention; (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((i), (ii) and (iii)); and (v) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

1.94 “Payment” has the meaning set forth in Section 7.4.1.

1.95 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.96 “Personnel” means directors, officers, employees, agents, representatives or subcontractors of a Party or a Party’s Affiliates.

1.97 “PRC” has the meaning set forth in Section 10.2.11.

1.98 “Product Trademarks” means the Trademark(s) used or to be used by Eikon or its Affiliates or its or their Sublicensees for the Commercialization of Licensed Products in the Territory and any registrations thereof or any pending applications relating thereto in the Territory.

1.99 “Program” means the efforts to engage in research, Clinical Development and, if practical, Commercialization of the Licensed Compounds.

1.100 “Program Costs” means the internal and out-of-pocket costs and expenses recorded (in accordance with GAAP, consistently applied) as an expense, by or on behalf of Eikon or any of its Affiliates after the Effective Date during the Term that are incurred in connection with the Program or are reasonably allocable to the Program.

1.101 “Registrational Trial” means, with respect to a Licensed Product, a Clinical Study (whether or not designated a “Phase 3” Clinical Study) for such Licensed Product with a sufficient number of subjects, (i) the results of which, together with prior Information concerning such Licensed Product, are intended to establish that such Licensed Product is safe and effective for its intended Indication, and (ii) that forms the basis (alone or with one (1) or more additional Registrational Trials) of an effectiveness claim in support of Regulatory Approval of a Drug Approval Application for such Licensed Product for its intended Indication in the United States, in each case, as acknowledged by the FDA.

1.102 “Regulatory Approval” means, with respect to a country in the Territory, any and all approvals (including Drug Approval Applications), licenses, registrations or authorizations of any Regulatory Authority necessary to commercially distribute, sell or market a Licensed Product in such country, including, where applicable, (i) pricing or reimbursement approval in such country (which pricing or reimbursement approval will be deemed to have occurred on the First Commercial Sale), (ii) marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto) and (iii) labeling approval. For the avoidance of doubt, Regulatory Approval received in a country in an accelerated or conditional manner (an “Accelerated Approval”) is a Regulatory Approval for purposes of this definition (but, for clarity, will not constitute Full Regulatory Approval).

1.103 “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of Licensed Compound or Licensed Products or any Biomarker/Assay in the Territory, including the FDA in the United States and the EMA in the European Union.

1.104 “Regulatory Documentation” means all (i) applications (including all INDs and Drug Approval Applications), registrations, licenses, authorizations and approvals (including Regulatory Approvals); (ii) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all adverse event files and complaint files; and (iii) clinical and other data contained or relied upon in any of the foregoing; in each case ((i), (ii) and (iii)) relating to the Licensed Compound or a Licensed Product or a Biomarker/Assay.

1.105 “Research Tools” means any animals, assays, tool compounds, and other tools, in each case, that are used, useful or held for use in connection with the Program and Controlled by 7&8 or any of its Affiliates as of the Effective Date.

1.106 “Retained Rights” has the meaning set forth in Section 2.1.4.

1.107 “SAFE” has the meaning set forth in Section 7.2.1.

1.108 “Series C Financing” and “Series C Per Share Price” each have the meaning set forth in Section 7.2.1.

1.109 “Subject IP Matter” means any of the following: (i) the composition of matter of a Licensed Compound or (ii) a formulation containing a Licensed Compound or Licensed Product, a method of using a Licensed Compound or Licensed Product for an oncology Indication, or a method of Manufacturing a Licensed Compound or Licensed Product, in each case, that is the same or substantially similar to a formulation or method that is or was used in the Program on or prior to the Effective Date.

1.110 “Sublicensee” means a Person, other than an Affiliate, that is granted a sublicense by Eikon or its Affiliate under the grants in Section 2.1, as provided in Section 2.2.

1.111 “SW” means Superb Wisdom Limited, a company organized and existing under the laws of Samoa with its principal office at Le Sanalele Complex, Ground Floor, Vaea Street, Saleufi, P.O. Box 1868, Apia, Samoa.

1.112 “SW Agreement” has the meaning set forth in the recitals.

1.113 “Term” has the meaning set forth in Section 12.1.

1.114 “Termination Notice” has the meaning set forth in Section 12.2.1.

1.115 “Territory” means the entire world.

1.116 “Third Party” means any Person other than 7&8, Eikon and their respective Affiliates.

1.117 “Third Party Claims” has the meaning set forth in Section 11.1.

1.118 “Third Party Infringement Claim” has the meaning set forth in Section 8.5.

1.119 “Third Party Right” has the meaning set forth in Section 8.7.

1.120 “TLR” has the meaning set forth in the recitals.

1.121 “Trademark” means any word, name, symbol, color, shape, designation or any combination thereof, including any trademark, service mark, trade name, brand name, sub-brand name, trade dress, product configuration, program name, delivery form name, certification mark, collective mark, logo, tagline, slogan, design or business symbol, that functions as an identifier of source or origin, whether or not registered and all statutory and common law rights therein and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.

1.122 “Transfer Date” means the date Eikon notifies Parent that it considers all Transition Activities to be complete or no longer desires 7&8 to perform any Transition Activities.

1.123 “Transferred Assets” means (i) all Biological Materials and Compound Inventory; (ii) all Research Tools; (iii) the Transferred Contracts; (iv) originals of any tangible embodiments of the 7&8 Intellectual Property Rights; (v) all employee invention assignment agreements (or similar contracts) related to Licensed Compounds; (vi) originals (or, if originals do not exist, copies) of all Books and Records relating to the Licensed Compounds and Licensed Products, including copies of Patent Records for Exclusive 7&8 Patents; and (vii) all rights to bring claims, counterclaims, credits, causes of action, rights of recovery, and rights of indemnification or setoff against Third Parties relating to the Licensed Compounds and Licensed Products, the 7&8 Intellectual Property Rights or any of the Transferred Assets described in (i) through (vi).

1.124 “Transferred Contracts” has the meaning set forth in Section 2.5.

1.125 “Transition Activities” means the activities to be conducted by 7&8 as set forth in the Transition Plan.

1.126 “Transition Plan” means the transition plan covering the Transition Activities attached as Schedule 1.126, as may be amended from time to time in accordance with the terms hereof.

1.127 “Transitioned Employees” has the meaning set forth in Section 3.2.

1.128 “United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).

1.129 “Valid Claim” means a claim of (a) any issued and unexpired Patent whose validity, enforceability or patentability has not been affected by (i) irretrievable lapse, abandonment, revocation, dedication to the public or disclaimer or (ii) a holding, finding or decision of invalidity, unenforceability or non-patentability by a court, governmental agency, national or regional patent office or other appropriate body that has competent jurisdiction, such holding, finding or decision being final and unappealable or unappealed within the time allowed for appeal or (b) any pending Patent application that has not been finally cancelled, rejected, withdrawn or abandoned; provided, however, that Valid Claim shall exclude any such pending claim that has not been granted within [***] after the earliest priority filing date for such application.

1.130 “VAT” means value added tax.

1.131 “Voting Stock” has the meaning set forth in the definition of “Change of Control.”

ARTICLE 2

GRANT OF RIGHTS AND TECHNOLOGY AND REGULATORY TRANSFER

2.1 Grants to Eikon. 7&8 (on behalf of itself and its Affiliates) hereby grants to Eikon and its Affiliates:

2.1.1. an exclusive (including with regard to 7&8 and their Affiliates, except with respect to Retained Rights and that 7&8 retains the right to perform the Transition Activities under ARTICLE 3, which right shall terminate on the Transfer Date), worldwide, royalty-free, license (or sublicense) and right of reference, with the right to grant sublicenses and further rights of reference, under the 7&8 Intellectual Property Rights and any Regulatory Documentation owned or Controlled by 7&8 and their Affiliates, to Exploit the Licensed Compounds and Licensed Products, in each case, in the Field in the Territory;

2.1.2. a non-exclusive, worldwide, royalty-free, license and right of reference, with the right to grant sublicenses and further rights of reference, under the 7&8 Intellectual Property Rights and any Regulatory Documentation owned or Controlled by 7&8 and their Affiliates, to use any Biomarker/Assay to Exploit the Licensed Compounds and Licensed Products, in each case, in the Field in the Territory;

2.1.3. a non-exclusive, worldwide, royalty-free, license, with the right to grant sublicenses, to use 7&8’s Names solely as required to Exploit the Licensed Compounds and Licensed Products and any Biomarker/Assay with respect thereto, in each case, in the Field in the Territory and for no other purpose; and

2.1.4. a non-exclusive, worldwide, royalty-free, license (or sublicense) and right of reference, with the right to grant sublicenses and further rights of reference, under the 7&8 Intellectual Property Rights related to the Conjugate Technology for any and all purposes and to the patent rights identified as internal case number [***] as listed on Schedule 1.56. For clarity, 7&8 retains the right to use the foregoing 7&8 Intellectual Property Rights related to the Conjugate Technology for any and all purposes (so long as no Licensed Compound is used as a payload or otherwise in an antibody drug conjugate), including the development, manufacture, commercialization and other Exploitation of [***] ADC TLR Agonists by or on behalf of 7&8, its Affiliates or licensees but for clarity not for oncology indications (collectively, the “Retained Rights”).

2.2 Sublicenses. Eikon will have the right to grant sublicenses (or further rights of reference), through multiple tiers, under the licenses and rights of reference granted in Section 2.1, to its Affiliates and other Persons; provided that each sublicense shall be subject to and consistent with the terms and conditions under this Agreement and Eikon shall remain directly responsible for the performance of the obligations hereunder by each of its sublicensees. Eikon shall promptly notify 7&8 of the grant of any sublicense to a Third Party of rights to Commercialize a Licensed Product on an exclusive basis in the United States or European Union or any sublicense of substantially all of the rights granted to Eikon in Section 2.1.

2.3 Confirmatory Patent License. 7&8 will, if requested to do so by Eikon, immediately enter into confirmatory license agreements in such form as may be reasonably requested by Eikon for purposes of recording the licenses granted under this Agreement with such patent offices in the Territory as Eikon considers appropriate; [***]. Until the execution of any such confirmatory licenses, so far as may be legally possible, 7&8 and Eikon will have the same rights in respect of the 7&8 Patents and be under the same obligations to each other in all respects as if the said confirmatory licenses had been executed.

2.4 Exclusivity; Change of Control.

2.4.1. Exclusivity. In any country in the Territory, 7&8 will not and will cause their Affiliates not to, (i) directly or indirectly, develop, commercialize or manufacture or (ii) license, authorize, appoint or otherwise enable any Third Party to directly or indirectly, develop, Commercialize or manufacture, in either case ((i) or (ii)), any pharmaceutical or biological product, whether currently marketed or in development, that is directed to, binds to or activates the function or expression of TLR 7 or TLR 8 or TLR7/8 (a “Competing Product”). However, as a limited exception to the restriction set forth in this Section 2.4.1, Eikon waives the foregoing restriction with respect to the exercise of Retained Rights by 7&8 or any of its Affiliates or licensees.

2.4.2. Change of Control of 7&8. If there is a Change of Control of Parent or any other 7&8 Entity, the exclusivity obligations of Section 2.4.1 will not preclude the Acquirer or any of its Affiliates (other than the 7&8 Entities that are involved in such Change of Control or any successor to such entities) from Exploiting any program, compound or product of the

Acquirer; provided that (i) 7&8 shall ensure that all activities of such Acquirer (a) do not use and are not based on or incorporate any Confidential Information of Eikon, 7&8 Know-How pertaining to the Licensed Compounds or Licensed Products, or Exclusive Patents, and (b) are kept separate from the activities performed under or in connection with this Agreement and (ii) the Acquirer shall establish reasonable protections to prevent access and sharing by the Acquirer or any Affiliate of the Acquirer (other than the 7&8 Entities that are involved in such Change of Control or any successors thereto) of any Confidential Information of Eikon or 7&8 Know-How pertaining to the Licensed Compounds or Licensed Products. As used herein, “Acquirer” means the Third Party involved in the Change of Control transaction, and any Affiliate of such Third Party that is not: Parent or any other 7&8 Entity or any entity that was Parent’s or another 7&8 Entity’s Affiliate immediately prior to the effective date of the Change of Control transaction, and any of their successors.

2.5 Transfer of Contracts. 7&8 will and will cause their Affiliates to, without additional compensation, assign to Eikon the agreements with Third Parties identified on Schedule 2.5 (the “Transferred Contracts”), in each case in accordance with the timing requirements of, and pursuant to one or more assignment and assumption agreements, each substantially in the form provided in Attachment A to Schedule 2.5, as applicable, unless any such agreement expressly prohibits such assignment (in which case, 7&8, or the applicable Affiliate, as applicable, will cooperate with Eikon in all reasonable respects to secure the consent of the applicable Third Party to such assignment) and, to the extent any such consent, as applicable, has not or cannot be obtained with respect to such agreement, each of 7&8 and Eikon will, and will cause their respective Affiliates to, to the extent permitted by the terms of such agreement, cooperate in a mutually agreeable arrangement under which Eikon will obtain substantially all of the practical benefit and burden under such agreement to the extent applicable to the Licensed Compounds and Licensed Products (or any Biomarker/Assay), including by entering into appropriate and reasonable alternative arrangements on mutually agreeable terms and, subject to the consent and control of Eikon, enforcing, at Eikon’s cost and expense and for the account of Eikon, any and all rights of 7&8, or such Affiliate, as applicable, against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise.

2.6 Transferred Assets. 7&8 agrees to convey (or will cause any applicable Affiliate to convey) to Eikon, and Eikon agrees to accept, as of the Effective Date all of 7&8’s (or the applicable Affiliate’s) right, title and interest in and to the Transferred Assets. 7&8 will enter into the Bill of Sale. In consideration for such conveyance, Eikon agrees to pay the portion of the Initial Collaboration Compensation due to 7&8 that is allocated to the Transferred Assets as set forth in the Bill of Sale. 7&8 will be responsible for, and will pay, or provide evidence of exemption from, all sales, use, goods and services and other similar taxes arising out of the conveyance of the Transferred Assets. 7&8 represents and warrants to Eikon that Eikon will take good title to the Transferred Assets as of the Effective Date, free and clear of all liens. The conveyance of the Transferred Assets will be effected in accordance with Eikon’s directions either by (i) the delivery of each Transferred Asset to Eikon or (ii) the delivery of the Bill of Sale and the continued storage of the Transferred Asset until further notice from Eikon (and the storage of the Compound Inventory included in the Transferred Assets shall be at Eikon’s cost as set forth on Schedule 2.6 and shall not exceed [***] except to the extent agreed in writing by Eikon and the Third Party storage provider). In addition, 7&8 will (a) ensure that Eikon obtains the benefits of any or all Third Party relationships relating to Clinical Development activities, including any existing Manufacturing and supply relationships, and (b) continue to safely and securely store any Transferred Assets to the extent requested by Eikon.

2.7 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by 7&8 are and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. 7&8 agrees that Eikon, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against any 7&8 Entity under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, Eikon will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property.

2.8 Covenant Not to Sue. 7&8 hereby covenants that 7&8 shall not, and shall cause their Affiliates not to, sue nor otherwise attempt to enforce (directly or indirectly) against Eikon, its Affiliates or any Sublicensees, or any of its or their distributors or customers of Licensed Compounds and Licensed Products (and Biomarker/Assays with respect thereto), any Patents, Information or other intellectual property rights owned or otherwise Controlled by 7&8 (or any of their Affiliates) during the Term, as such Patents, Information or other intellectual property rights relate to the Licensed Compounds or Licensed Products or Biomarker/Assays with respect thereto (“CNS IP”). Each 7&8 Entity acknowledges and agrees, and shall cause its Affiliates to acknowledge and agree, that the foregoing covenant shall be binding upon any licensee, assignee or any other successor-in-interest of any CNS IP and that no right, title or interest in or to any of the CNS IP shall be transferred, assigned or otherwise granted to any person unless such person agrees in writing to be bound by such covenant (and each 7&8 Entity shall comply, and shall cause its Affiliates to comply, with the foregoing). If there is a Change of Control of Parent or any other 7&8 Entity, the following will apply: solely with respect to the entity that is subject of the Change of Control and Acquirer, the CNS IP will be limited to (i)the CNS IP owned or otherwise Controlled by the entity that is the subject of the Change of Control on the effective date of such Change of Control and (ii) any other Patents, Information or other intellectual property rights that relate to the Licensed Compounds owned or otherwise Controlled by the entity that is the subject of the Change of Control or its Acquirer; ; and in all other respects the covenant not to sue in this Section 2.8 will be unchanged and continue to apply in full.

ARTICLE 3

TRANSITION

3.1 In General. Promptly after the Effective Date, the Parties shall cooperate to transfer the Program to Eikon as set forth in more detail in this ARTICLE 3.

3.2 Transitioned Employees. Eikon will extend offers of employment to those 7&8 employees identified on Schedule 3.2 (the “Offerees”). Unless otherwise specified in Schedule 3.2 or agreed by the Parties, Offerees accepting such offers will be hired by Eikon effective as of the Effective Date and will be referred to as the “Transitioned Employees”. Each such Transitioned Employee’s “Employment Effective Date” will be the effective date on which

Eikon actually employs such employee. As of the Employment Effective Date, the Transitioned Employees will be employees of Eikon for all purposes. 7&8 will be responsible for funding and distributing benefits under the 7&8 benefit plans in which Transitioned Employees participated prior to the Employment Effective Date, and for paying any compensation and remitting any income, disability, withholding and other employment taxes for such Transitioned Employees, in each case for the period prior to the Employment Effective Date of such Transitioned Employee.

3.3 Non-Transitioned Employees. Eikon shall have no responsibility or liability for any 7&8 employees who are not Transitioned Employees (the “Non-Transitioned Employees”). As between the Parties, 7&8 shall be solely responsible for all Non-Transitioned Employees, including continued employment or termination and any compensation in connection therewith. If a 7&8 or 7&8 Affiliate employee or an employee of any subcontractor of 7&8 or their Affiliate who is not listed as a Transitioned Employee is found or alleged to have become an employee of Eikon as a result of Applicable Law, then 7&8 shall indemnify Eikon against any and all Losses incurred as a result of any claims by or with respect to such unintentionally Transitioned Employee, including Losses incurred as a result of Eikon terminating the employment of such person.

3.4 Transition Plan.

3.4.1. Transition Activities. 7&8 will perform or cause to be performed the Transition Activities in accordance with the Transition Plan and in compliance with the timelines set forth therein in order to facilitate a smooth and orderly transition of the Exploitation of the Licensed Compounds to Eikon. The Transition Activities will include the transfer of 7&8 Know-How and Assigned Regulatory Documentation, including the transfer to Eikon or its designee of the current process of the Manufacture of the Licensed Compounds and Licensed Products and reasonable technical support in connection with all of the foregoing.

3.4.2. Transition Plan. As of the Effective Date, the Parties have agreed on the initial Transition Plan attached as Schedule 1.126. Each Party may propose reasonable modifications or amendments to the Transition Plan, which shall become effective only after mutual agreement of the Parties. The Parties shall discuss any proposed modification or amendment in good faith and neither 7&8 nor Eikon shall unreasonably withhold, condition or delay its consent; provided that the goal is to effect a transition of the Clinical Development of the Licensed Compounds and Licensed Products (and associated Biomarker/Assays) to Eikon in a manner intended to minimize delays, disruption, or diminution.

3.4.3. Transition Costs. Each Party will bear its own costs and expenses associated with the Transition Activities.

3.4.4. Transfer of Ongoing Studies Documentation. 7&8 will transfer all case report forms, safety information, informed consent forms and other laboratory and clinical data that are generated in connection with the Ongoing Studies to Eikon in accordance with the Transition Plan. For clarity, 7&8 shall have no obligation to continue or complete the Ongoing Studies after the Effective Date, except that 7&8 shall facilitate Eikon taking over the Ongoing Studies to the extent requested by Eikon and 7&8 shall pay any outstanding debts owed to Third Parties for goods or services rendered prior to the Effective Date and indemnify and hold harmless Eikon and Eikon’s Affiliates (and their respective Personnel) against any Losses with respect to the early termination of any such Clinical Study (if applicable).

3.4.5. Data Room Materials. On the Effective Date, 7&8 will provide Eikon with ..pdf file indexes of the documents, including document file titles and folder references, made available to Eikon in the [***] electronic data room (“Data Room”) as of the Effective Date. Within [***] after the Effective Date, 7&8 will provide to Eikon with right to download all documents included in the Data Room and will maintain such Data Room for access and download by Eikon for at least [***] after the Effective Date. Until such time as Eikon provides written notice and confirmation of completeness to 7&8, 7&8 will not limit, restrict or remove Eikon’s access to any documents contained in the Data Room as of the Effective Date.

3.5 Assistance. 7&8 will provide Eikon with such information in 7&8’s or its Affiliates’ possession reasonably requested by Eikon in order to fulfill its obligations under this ARTICLE 3.

3.6 Assumption of Costs. 7&8 retains sole responsibility for all costs, expenses and liabilities that were incurred or accrued prior to the Effective Date in connection with the Licensed Compounds, the Licensed Products, any Biomarker/Assay, and the Program, including all obligations incurred or accrued prior to the Effective Date (i) under the Transferred Contracts and any other contracts and relationships related to the Licensed Compounds, the Licensed Products, any Biomarker/Assay or the Program and (ii) in connection with prosecuting the 7&8 Patents. From the Effective Date, Eikon assumes sole responsibility for the costs and expenses of the Program and liabilities incurred or accrued after the Effective Date by Eikon in connection with the Licensed Compounds, the Licensed Products, any Biomarker/Assay, and the Program, including all obligations incurred or accrued after the Effective Date (a) under the Transferred Assets and (b) in connection with prosecuting the Exclusive 7&8 Patents.

3.7 Wind-Down of 7&8 TLR Activity. 7&8 will wind-down its research efforts with respect to TLR activity, including winding down 7&8’s development of the Licensed Compounds, except that 7&8 may continue its research efforts with respect [***] ADC TLR Agonists.

ARTICLE 4

CLINICAL DEVELOPMENT AND REGULATORY ACTIVITIES

4.1 Clinical Development.

4.1.1. In General. After the Effective Date, as between the Parties, Eikon will have the sole right and be solely responsible for all aspects of the development of the Licensed Compounds and Licensed Products in the Field in the Territory (including Clinical Development and any Manufacture in support thereof) at Eikon’s own cost and expense, except for the Transition Activities, which will be the responsibility of 7&8 in accordance with the terms of Section 3.4.3. Without limiting the generality of the foregoing, Eikon will have the sole right and responsibility, at its own cost and expense, to (i) (a) file all Drug Approval Applications and make all other filings with Regulatory Authorities and to otherwise seek any Regulatory Approvals for Licensed Products in the Field in the Territory and (b) conduct all correspondence and communications with Regulatory Authorities regarding such matters and (ii) report adverse events to Regulatory Authorities if and to the extent required by Applicable Law.

4.1.2. Development Plan. Attached hereto as Schedule 4.1.2 is the initial plan for the Clinical Development of the Licensed Compounds as of the Effective Date (the “Development Plan”). Eikon may amend or modify the Development Plan from time to time in its sole discretion; provided that Eikon shall notify Parent of any material amendments or modifications on an annual basis within [***] of the start of each Calendar Year during the Term during which Eikon plans to conduct Clinical Development with respect to a Licensed Compound.

4.1.3. Diligence. Eikon will use Commercially Reasonable Efforts to conduct the Clinical Development activities set forth in the Development Plan for Licensed Products other than Conjugate Products. The foregoing diligence obligation shall be deemed satisfied upon receipt by Eikon or its applicable Affiliate or Sublicensee of the first Regulatory Approval for the first Licensed Product containing a Lead Compound for a first Indication in the United States or the European Union. For clarity, Conjugate Products are not subject to any Commercially Reasonable Efforts or other development or commercial obligations, and the inclusion of any activities in the Development Plan with respect to Conjugate Products is solely for informational purposes for Eikon to convey to 7&8 any high-level plans for evaluation of the potential for Conjugate Products.

4.1.4. Clinical Development Reports. Eikon will provide to Parent a high-level report of the status of its Clinical Development efforts relating to Licensed Compounds within [***] after the end of each Calendar Year until the earlier of (i) [***] or (ii) the termination of this Agreement. However, in no event will Eikon be obligated to disclose to 7&8 any material non-public technical information.

4.2 Regulatory Activities.

4.2.1. Regulatory Approvals.

(i) 7&8 will, and will cause its Affiliates to, transfer to Eikon the ownership of the INDs for Clinical Studies being conducted with Licensed Products as of the Effective Date, as detailed in Schedule 4.2.1 (“Ongoing Studies”) in accordance with the timeline set forth in the Transition Plan. Following such transfer, Eikon will have the sole right, at Eikon’s own cost and expense, to prepare, submit, obtain, and maintain Drug Approval Applications (including the setting of the overall regulatory strategy therefor), Regulatory Approvals, and other submissions (including INDs) to Regulatory Authorities, and to conduct communications with the Regulatory Authorities, with respect to the Ongoing Studies.

(ii) Except as otherwise set forth in this Section 4.2 or to the extent prohibited by Applicable Law, 7&8 will assign and hereby assigns, and will cause its Affiliates to assign, to Eikon, in accordance with the timeline set forth in the Transition Plan, all Regulatory Documentation (including all Regulatory Approvals) owned or otherwise Controlled by 7&8 or any of their Affiliates as of the Effective Date that relates to the Licensed Compounds or Licensed Products in the Field in the Territory (the “Assigned Regulatory Documentation”).

7&8 will deliver the Assigned Regulatory Documentation to Eikon promptly following the Effective Date. 7&8 will duly execute and deliver or cause to be duly executed and delivered, such instruments and will do and cause to be done such acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as Eikon may reasonably request in connection with or to carry out more effectively the purpose of or to better assure and confirm unto Eikon its rights under this Section 4.2; [***].

(iii) Notwithstanding the provisions of Section 4.2.1(i) and 4.2.1(ii), this Section 4.2.1(iii) will apply until transfer of the INDs for the Ongoing Studies to Eikon pursuant to Section 4.2.1(i). 7&8 will provide Eikon with copies of any submission or communication to a Regulatory Authority relating to the Ongoing Studies a reasonable amount of time (but not less than [***] except to the extent a need for exigent action requires a shorter period) prior to the anticipated date for the submission or communication to allow Eikon to review and comment on such submission or communication, and 7&8 will consider in good faith all comments and incorporate all proposed revisions from Eikon in connection with effecting such submission or communication. 7&8 will consult with Eikon reasonably in advance of the date of any anticipated meeting with a Regulatory Authority relating to the Ongoing Studies and will consider in good faith all recommendations made by Eikon in preparation for such meeting. 7&8 will permit Eikon to attend meetings between 7&8 and any Regulatory Authority relating to the Ongoing Studies. 7&8 will request that the applicable Regulatory Authority allow at least one (1) representative of Eikon to attend such meetings.

4.2.2. Cooperation. 7&8 will, and will cause its Affiliates to, provide reasonable support to Eikon upon Eikon’s request with respect to regulatory activities for the Licensed Compounds and Licensed Products; [***].

ARTICLE 5

COMMERCIALIZATION

5.1 In General. As between the Parties, Eikon (itself or through its Affiliates or its or their Sublicensees) will have the sole right to Commercialize and otherwise Exploit Licensed Compounds and Licensed Products (including any Biomarker/Assay related thereto) in the Field in the Territory at its sole cost and expense. Without limitation of the foregoing, as between the Parties, Eikon will invoice and book sales, establish all terms of sale (including pricing and discounts), and warehouse and distribute Licensed Products in the Field in the Territory and perform or cause to be performed all related services. As between the Parties, Eikon will handle all returns, recalls or withdrawals, order processing, invoicing, collection, distribution, and inventory management with respect to the Licensed Compound and Licensed Products in the Field in the Territory.

5.2 Branding. Eikon will have sole discretion with respect to the branding of Licensed Compounds and Licensed Products and will be under no obligation to use any 7&8 Names with respect to Licensed Compounds or Licensed Products.

ARTICLE 6

COLLABORATION MANAGEMENT

6.1 Alliance Managers. Each Party will appoint a person(s) to serve as a primary point of contact for the Parties regarding the activities contemplated by this Agreement, which person(s) may be replaced at any time by notice in writing to the other Party (each, an “Alliance Manager” and together, the “Alliance Managers”). The Alliance Managers will work together to manage and facilitate the communication between the Parties under this Agreement, including the resolution (in accordance with the terms of this Agreement) of issues between the Parties that arise in connection with this Agreement. The Alliance Managers will not have final decision-making authority with respect to any matter under this Agreement.

ARTICLE 7

PAYMENTS AND RECORDS

7.1 Initial Collaboration Compensation. In partial consideration of the licenses and other rights granted by 7&8 to Eikon hereunder and subject to the terms and conditions of this Agreement, Eikon will make cash payments to Parent equal in the aggregate to ten million and five hundred thousand Dollars ($10,500,000) in the following tranches:

7.1.1. [***] within [***] following the Effective Date; and

7.1.2. [***] within (a) [***] following the Transfer Date or (b) [***] the Effective Date, whichever is earlier.

7.1.3. [***] within [***] following the Transfer Date.

7.2 Additional Collaboration Compensation.

7.2.1. Capital Stock. In partial consideration of the rights granted by 7&8 to Eikon hereunder, Eikon agrees to issue to Parent a Simple Agreement for Future Equity (a “SAFE”) in the form attached hereto as Schedule 7.2.1 with a Purchase Amount (as defined in the SAFE) equal to thirty one million and five hundred thousand Dollars ($31,500,000) (the “Equity Compensation”). The SAFE will convert upon the initial closing of Eikon’s next bona fide equity financing for capital raising purposes (the “Series C Financing”) at the Series C Per Share Price. The “Series C Per Share Price” shall be the price per share of the capital stock of Eikon issued to the investors investing new cash in Eikon in connection with the initial closing of the Series C Financing. The issuance of the securities into which the Equity Compensation converts will be upon the terms and subject to the conditions applicable to the Series C Financing. Parent hereby agrees to, as a condition to receipt of the securities into which the Equity Compensation will convert, execute and deliver to Eikon all transaction documents related to the Series C Financing; provided, however, that such transaction documents are the same documents to be entered into with other purchasers of such securities in connection with the Series C Financing. Parent represents and warrants that it is and shall be an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. Parent represents it is able to fend for itself in transactions such as the ones contemplated by this Agreement, has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its prospective investment in Eikon, and has the ability to bear the economic risks of the investment, including but not limited to the loss of its investment. The Parties further agree that Parent will not be permitted to transfer or dispose of, directly or indirectly, any shares of the Equity Compensation or securities into which such Equity Compensation converts until Eikon’s initial public offering (and following any lock-up period required in connection therewith) or the closing of a Liquidation Event, as such term is defined in Eikon’s Certificate of Incorporation, whichever event occurs first.

7.2.2. Milestone Payments. In partial consideration of the rights granted by 7&8 to Eikon hereunder and subject to the terms and conditions of this Agreement, including any right of Eikon to offset amounts due from 7&8 to Eikon pursuant to this Agreement, Eikon will pay to Parent a one-time milestone payment (each, a “Milestone Payment”) within [***] after the first achievement (whether by Eikon, its Affiliate or Sublicensee) of each of the following eight milestones set forth in the below chart after the Effective Date during the Term (each, a “Milestone Event” and together the “Milestone Events”), calculated as follows:

Milestone Events	Milestone Payments
1. [***] (that is not a Conjugate Product) [***] (“Milestone Event 1”)	Sixty-Two Million and One Hundred Thousand Dollars ($62,100,000)

2. [***] (that is not a Conjugate Product) [***] (“Milestone Event 2”)	Sixty-Seven Million and Five Hundred Thousand Dollars ($67,500,000)

3. [***] (that is not a Conjugate Product) [***] (“Milestone Event 3”)	Forty-Five Million Dollars ($45,000,000)

4. [***] (that is not a Conjugate Product) [***] (“Milestone Event 4”)	Forty-Five Million Dollars ($45,000,000)

5. [***] that is a Conjugate Product (“Milestone Event 5”)	Twenty-Five Million Dollars ($25,000,000)

6. [***] that is a Conjugate Product (“Milestone Event 6”)	Seventy-Five Million Dollars ($75,000,000)

7. [***] that is a Conjugate Product (“Milestone Event 7”)	Ten Million Dollars ($10,000,000)

8. [***] that is a Conjugate Product (“Milestone Event 8”)	Forty Million Dollars ($40,000,000)

7.2.3. Additional Milestone Terms.

(i) For clarity, each Milestone Payment will be payable only upon the first achievement of such each Milestone Event and no amounts will be due for subsequent or repeated achievements of such Milestone Event, whether for the same or a different Licensed Product or any additional Indications and the maximum aggregate amount payable by Eikon pursuant to Section 7.2.2 if all eight (8) Milestone Events are achieved is three hundred and sixty-nine million and six hundred thousand Dollars ($369,600,000).

(ii) The Milestone Payment payable for Milestone Event 1 or Milestone Event 2 will automatically become due and payable by Eikon to Parent if (a) the Milestone Payment associated with such Milestone Event has not been due or been paid and (b) [***] .. The Milestone Payment payable for Milestone Event 6 or Milestone Event 8 will automatically become due and payable by Eikon to Parent if (x) the Milestone Payment associated with such Milestone Event has not been due or been paid and (y) [***]. For clarity, [***] and, if a Milestone Payment is paid for achievement of clause (i), no Milestone Payment shall be payable upon achievement of clause (ii) (and vice versa if a Milestone Payment is paid for achievement of clause (ii)). [***].

(iii) The Milestone Payment for Milestone Event 5 will automatically become due and payable by Eikon to Parent upon achievement of Milestone Event 6, if at such time, the Milestone Payment for Milestone Event 5 has not yet been due or been paid. The Milestone Payment for Milestone Event 7 will automatically become due and payable by Eikon to Parent upon achievement of Milestone Event 8, if at such time, the Milestone Payment for Milestone Event 7 has not yet been due or been paid.

(iv) [***] provided that in all cases a Milestone Payment is only payable once for each Milestone Event.

(v) 7&8 acknowledges and agrees that the Milestone Events set forth in Section 7.2.2 will not be construed as representing an estimate or projection of anticipated approvals of the Licensed Products or implying any level of diligence or Commercially Reasonable Efforts.

7.3 Mode of Payment. All payments made by a Party under this Agreement will be made by deposit of Dollars in the requisite amount to such bank account as the receiving Party may from time to time designate by notice to the paying Party. All payments to 7&8 (including for amounts subject to reimbursement under this Agreement) will be made solely to Parent and all other 7&8 Entities confirm that they have no right to any payment from Eikon. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement, a Party will convert any amount expressed in a foreign currency into Dollar equivalents using its or its Affiliate’s standard conversion methodology consistent with GAAP.

7.4 Taxes.

7.4.1. General. The Milestone Payments, Initial Collaboration Compensation, and other amounts payable by Eikon pursuant to this Agreement (each, a “Payment”) will be paid free and clear of any and all taxes, except for any withholding taxes required by Applicable Law. Except as provided in this Section 7.4, Parent will be solely responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be deducted from Payments and remitted by Eikon) levied on account of, or measured in whole or in part by reference to, any Payments it receives or otherwise relating to the 7&8 Entities. Eikon will deduct or withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold. Notwithstanding the foregoing, if Parent is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to Eikon or the appropriate governmental authority (with the assistance of Eikon to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Eikon of its obligation to withhold such tax and Eikon will apply the reduced rate of withholding or dispense with withholding, as the case may be; provided that Eikon has received evidence, in a form satisfactory to Eikon, of Parent’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least [***] prior to the time that the Payments are due. If, in accordance with the foregoing, Eikon withholds any amount, it will pay to Parent the balance when due, make timely payment to the proper taxing authority of the withheld amount and send to Parent proof of such payment within [***] following such payment.

7.4.2. Value Added Tax. Notwithstanding anything contained in Section 7.4.1, this Section 7.4.2 will apply with respect to VAT. All Payments are exclusive of VAT. If any VAT is chargeable in respect of any Payments, Eikon will pay VAT at the applicable rate in respect of any such Payments following the receipt of a VAT invoice in the appropriate form issued by Parent in respect of those Payments, such VAT to be payable on the later of the due date of the payment of the Payments to which such VAT relates and [***] after the receipt by Eikon of the applicable invoice relating to that VAT payment.

7.5 Right to Offset. Eikon will have the right to offset any amount owed by 7&8 to Eikon under or in connection with this Agreement or for which 7&8 is responsible pursuant to this Agreement against any payments owed by Eikon to Parent under this Agreement, provided that with respect to any amounts for which 7&8 is responsible pursuant to Section 3.6, Eikon shall have the option, in its sole discretion, to reduce the Purchase Amount (as defined in the SAFE) of the SAFE by such amounts in lieu of offsetting such amounts against future payments owed by Eikon to Parent under this Agreement. Amounts owed by 7&8 to Eikon may include amounts owed pursuant to Section 11.2 or in connection with any breach of the Agreement by 7&8, including breaches of ARTICLE 10 by 7&8. In the event that Eikon elects to defend a Third Party Claim itself although it is entitled to indemnification from 7&8 under Section 11.2, then the reasonable costs of such defense may also be offset against any payments owed by Eikon to 7&8 under this Agreement. Such offsets will be in addition to any other rights or remedies available under this Agreement and Applicable Law but shall be subject to any applicable limitations and procedures in ARTICLE 8. For the avoidance of doubt, amounts that accrue for services performance after the effective date of transfer of the Transferred Contracts will be Eikon’s financial responsibility and such charges may not be used for offset under this Section 7.5.

7.6 Diagnostic or Veterinary Products. The Milestone Payments in this ARTICLE 7 will not apply to Licensed Products for diagnostic, veterinary or any other nonhuman use or for uses solely for screening patients who have been diagnosed with a disease, state or condition for eligibility to be treated for such disease, state or condition with a Licensed Product or for monitoring patients who are or have been treated with a Licensed Product.

ARTICLE 8

INTELLECTUAL PROPERTY

8.1 Ownership of Intellectual Property.

8.1.1. Ownership of Inventions. As between the Parties, Eikon will own and retain all right, title and interest in and to any and all Information and other inventions and discoveries that are conceived, discovered, developed or otherwise made by or on behalf of either Party or their respective Affiliates or its or their (sub)licensees (or Sublicensees), as applicable, either solely or jointly with the other Party or its Affiliates or its or their (sub)licensees (or Sublicensees), as applicable, after the Effective Date under or in connection with this Agreement, whether or not patented or patentable, and any and all Patents and other Intellectual Property Rights with respect thereto (collectively “Inventions”). 7&8 will, and will cause their Affiliates to, assign, and does hereby assign, to Eikon, any and all worldwide right, title and interest of 7&8 and their Affiliates in and to such Inventions.

8.1.2. Notwithstanding Section 8.1.1, 7&8 will own and retain all right, title and interest to in and to any invention made solely by 7&8 that relates solely to its exercise of the Retained Rights for [***] ADC TLR Agonist.

8.1.3. Ownership of Product Trademarks. As between the Parties, Eikon will own all right, title and interest in and to the Product Trademarks in the Territory. Eikon will not use any 7&8 Names as Product Trademarks.

8.1.4. Ownership of Corporate Names. As between the Parties, except for the licenses expressly granted under ARTICLE 2 of this Agreement, 7&8 will retain all right, title and interest in and to the 7&8 Names and Eikon will retain all right, title and interest in and to the Eikon Names.

8.2 Control of Intellectual Property. 7&8 will not, and will cause its Affiliates not to, enter into or amend any agreement with a Third Party, or include in any such agreement or amendment any restrictive provisions, with an intent to limit its Control of, or to not Control, any Information, Patent or other Intellectual Property Right that would be subject to the license grants in ARTICLE 2 in the absence of such agreement, amendment or restrictive provisions.

8.3 Maintenance and Prosecution of 7&8 Patents.

8.3.1. Exclusive 7&8 Patents. Eikon will have the sole right, but not the obligation, using counsel of its own choice, to prepare, file, prosecute and maintain the Exclusive 7&8 Patents worldwide and to be responsible for any opposition, re-issuance, reexamination request, nullity action, interference, or other similar post-grant proceedings (including inter partes reviews and post-grant reviews) and any appeals therefrom (each, an “Adverse Proceeding”) relating thereto, at Eikon’s sole cost and expense. Eikon shall be entitled to offset [***] of the reasonable out-of-pocket costs and expenses of any Adverse Proceeding under this Section 8.3.1, to the extent reasonably allocable to Subject IP Matter, against any future Milestone Payments payable to 7&8 under this Agreement, including [***]; provided that no Milestone Payment may be reduced by more than [***] pursuant to this Section 8.3.1. Amounts subject to offset pursuant to this Section 8.3.1 and not exhausted against a particular Milestone Payment may be carried forward and applied against future Milestone Payments, subject to the preceding sentence.

8.3.2. Cooperation. Promptly following the Effective Date, 7&8 will deliver to Eikon or its designee copies of all Patent Records related to the ongoing or planned prosecution and maintenance of the Exclusive 7&8 Patents and will take all actions and execute all documents reasonably necessary for Eikon or its designee to assume such prosecution and maintenance. The Parties will cooperate as appropriate to effect an orderly and efficient transfer of any activities necessary to give effect to the foregoing sentence. In addition, 7&8 will, and will cause its Affiliates to, assist and cooperate with Eikon, as Eikon may reasonably request from time to time, in the preparation, filing, prosecution and maintenance of the Exclusive 7&8 Patents under this Agreement and in any Adverse Proceeding with respect thereto, including that 7&8 will, and will cause its Affiliates to, (i) offer its comments, if any, promptly, (ii) provide access to relevant documents and other evidence and make its employees available at reasonable business hours, and (iii) execute all such documents and instruments and perform such acts as may be reasonably necessary in order to permit Eikon to conduct any Adverse Proceedings with respect to the Exclusive 7&8 Patents; [***].

8.3.3. Patent Term Extension and Supplementary Protection Certificate. As between the Parties, Eikon will have the sole right to make decisions regarding, and to apply for, patent term extensions in the Territory, including the United States with respect to extensions pursuant to 35 U.S.C. §156 et. seq. and in other jurisdictions pursuant to supplementary protection certificates, and in all jurisdictions with respect to any other extensions that are now or become available in the future, wherever applicable, for the Exclusive 7&8 Patents and with respect to the Licensed Compounds and the Licensed Products, in each case including whether or not to do so. 7&8 will provide prompt and reasonable assistance, as requested by Eikon, including by taking such action as patent holder as is required under any Applicable Law to obtain such extension or supplementary protection certificate; [***].

8.3.4. Common Ownership. Notwithstanding anything to the contrary in this ARTICLE 8, neither Party will have the right to make an election under 35 U.S.C. 102(c) when exercising its rights under this ARTICLE 8 without the prior written consent of the other Party. With respect to any such permitted election, the Parties will coordinate their activities with respect to any submissions, filings or other activities in support thereof.

8.3.5. Patent Listings. As between the Parties, Eikon will have the sole right to make all decisions regarding applying for and securing exclusivity rights that may be available under the Applicable Law, including any data or market exclusivity periods such as those periods listed in the FDA’s Orange Book or periods under national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83 (including any pediatric exclusivity extensions or other forms of regulatory exclusivity that may be available), and all international equivalents. 7&8 will, or will cause the applicable owner of any 7&8 Patents to, reasonably cooperate, as requested by Eikon, to implement such decisions, including in connection with any applicable filing with Regulatory Authorities; [***].

8.3.6. Non-Exclusive Patents. 7&8 will have the sole right, but not the obligation, using counsel of its own choice, to prepare, file, prosecute and maintain the Non- Exclusive Patents worldwide and to be responsible for any Adverse Proceeding relating thereto. 7&8 shall keep Eikon reasonably informed of the status of such Non-Exclusive Patents and shall promptly provide Eikon with all material correspondence received from any patent authority in connection therewith. In addition, 7&8 shall consider in good faith any comments provided by Eikon regarding the prosecution of such Non-Exclusive Patents. [***] the cost and expense for the prosecution and maintenance of the Non-Exclusive 7&8 Patents, and [***].

8.3.7. Covenant Not to File. During the Term, neither 7&8 nor any of their Affiliates shall, at anytime, anywhere in the world, file or cause to be filed (or in any way cause, aid, support, authorize or encourage any Third Party to file or cause to be filed) any Patent that specifically claims the Licensed Compounds or the Exploitation thereof.

8.4 Enforcement of Patents.

8.4.1. Notice. Each Party will promptly notify the other Party in writing if it (i) becomes aware of any alleged or threatened infringement of the 7&8 Patents in any jurisdiction in the Territory, (ii) receives any certification filed under the Hatch-Waxman Act claiming that any 7&8 Patents are invalid or unenforceable or claiming that any 7&8 Patents would not be infringed by the making, use, offer for sale, sale or import of a product for which an application under the Hatch-Waxman Act is filed or any equivalent or similar certification or notice in any other jurisdiction in the Territory, or (iii) receives any notice or a copy of an application for a biosimilar product submitted to FDA or its foreign counterpart in the Territory for which a Licensed Product is a “reference product,” as such term is used in Section 351(i)(4) of the PHSA or the same or like term used in the foreign counterpart, whether or not such notice or copy is provided under any Applicable Laws, or otherwise becomes aware that such a biosimilar application has been submitted to a Regulatory Authority for regulatory approval (such as in an instance described in Section 351(1)(9)(C) of the PHSA). Any such infringement or certification with respect to the 7&8 Patents shall constitute an “Infringement”.

8.4.2. Enforcement of Exclusive 7&8 Patents. Eikon will have the sole right, but not the obligation, to prosecute any Infringement with respect to the Exclusive 7&8 Patents, including as a defense or counterclaim in connection with any Third Party Infringement Claim, using counsel of its own choice, at its sole cost and expense. In the event Eikon prosecutes any such Infringement, Eikon will retain control of the prosecution of such claim, suit or proceeding, including the response to any defense or defense of any counterclaim raised in connection therewith.

8.4.3. Cooperation. The Parties agree to cooperate fully in any Infringement action pursuant to this Section 8.4, including 7&8 making the inventors, applicable records and documents (including laboratory notebooks) with respect to the Exclusive 7&8 Patents available to Eikon on Eikon’s request. 7&8 will, and will cause its Affiliates to, assist and cooperate with Eikon, as Eikon may reasonably request from time to time, in connection with its activities set forth in this Section 8.4, including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; [***]. Unless otherwise set forth herein, Eikon will have the right to settle such claim; provided that Eikon will not have the right to settle any Infringement litigation under this

Section 8.4 in a manner that imposes any costs or liability on or involves any admission by, 7&8, without the express written consent of 7&8 (which consent will not be unreasonably withheld, conditioned or delayed). In connection with any activities with respect to an Infringement action prosecuted by Eikon pursuant to this Section 8.4, Eikon will keep 7&8 reasonably informed of any material steps taken.

8.4.4. Recovery. Except as otherwise agreed by the Parties in connection with a cost sharing arrangement, any recovery realized as a result of such litigation described above in this Section 8.4 (whether by way of settlement or otherwise) will be retained by Eikon. Eikon shall be entitled to offset up to [***] of the reasonable out-of-pocket costs and expenses of defending or settling any Infringement action under this Section 8.4 (including pursuant to any adverse judgment in connection therewith), to the extent reasonably allocable to 7&8 Patents, against any future Milestone Payments payable to 7&8 under this Agreement to the extent that such out-of-pocket costs and expenses are not offset by any recoveries awarded to Eikon in connection with such Infringement action; provided that no Milestone Payment may be reduced by more than [***] pursuant to this Section 8.4.4. Amounts subject to offset pursuant to this Section 8.4.4 and not exhausted against a particular Milestone Payment may be carried forward and applied against future Milestone Payments, subject to the preceding sentence.

8.5 Infringement Claims by Third Parties. If a Third Party alleges in any claim, suit or proceeding (including any defense or counterclaim in connection with an Infringement action initiated pursuant to Section 8.4) that the Exploitation of a Licensed Product in the Territory pursuant to this Agreement infringes a Patent or other intellectual property right of a Third Party (a “Third Party Infringement Claim”), the Party first becoming aware of such alleged infringement will promptly notify the other Party thereof in writing. As between the Parties, Eikon will have the first right to defend such Third Party Infringement Claim at its sole cost and expense, using counsel of Eikon’s choice; provided that if Eikon elects not to defend such Third Party Infringement Claim or otherwise fails to initiate and maintain the defense of such Third Party Infringement Claim, then, only if 7&8 was named as a defendant in such Third Party Infringement Claim, 7&8 may conduct and control the defense of such Third Party Infringement Claim at its sole cost and expense. Each Party may participate in any Third Party Infringement Claim defended by the other Party with counsel of its choice at its sole cost and expense; provided that the defending Party will retain the right to control such Third Party Infringement Claim. Each Party will, and will cause its Affiliates to, assist and cooperate with the Party defending a Third Party Infringement Claim, as such defending Party may reasonably request from time to time, in connection with its activities set forth in this Section 8.5, including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that the defending Party will reimburse the other Party for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith. Each Party will keep the other Party reasonably informed of all material developments in connection with any Third Party Infringement Claim for which such first Party is the defending Party. Any recoveries awarded to a Party in connection with any Third Party Infringement Claim defended under this Section 8.5 will be applied first to reimburse such Party for its reasonable out-of-pocket costs and expenses of defending such claim, suit or proceedings and then to reimburse the other Party for amounts deducted pursuant to the following sentence, with the balance of any such recoveries being retained or provided to such first Party. Eikon shall be entitled to offset [***] of the reasonable out-of-pocket costs and expenses of defending or settling any Third Party Infringement Claim under this Section 8.5 (including pursuant to any adverse judgment in connection therewith), to the extent reasonably allocable to Subject IP Matter, against any future Milestone Payments payable to 7&8 under this Agreement; provided that no Milestone Payment may be reduced by more than [***] pursuant to this Section 8.5. Amounts subject to offset pursuant to this Section 8.5 and not exhausted against a particular Milestone Payment may be carried forward and applied against future Milestone Payments, subject to the preceding sentence.

8.6 Invalidity or Unenforceability Defenses or Actions. Each Party will promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the 7&8 Patents by a Third Party of which such Party becomes aware. As between the Parties, Eikon will have the sole right, but not the obligation, to defend and control the defense of the validity and enforceability of the Exclusive 7&8 Patents at Eikon’s sole cost and expense, using counsel of Eikon’s choice. With respect to any such claim, suit or proceeding in the Territory, 7&8 may participate in such claim, suit or proceeding with counsel of its choice at its sole cost and expense; provided that Eikon will retain control of the defense in such claim, suit or proceeding. 7&8 will, and will cause its Affiliates to, assist and cooperate with Eikon, as Eikon may reasonably request from time to time in connection with its activities set forth in this Section 8.6, including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; [***]. In connection with any activities with respect to a defense, claim or counterclaim relating to the Exclusive 7&8 Patents pursuant to this Section 8.6, Eikon will keep 7&8 reasonably informed of any material steps taken. Eikon shall be entitled to offset [***] of the reasonable out-of-pocket costs and expenses of defending or settling any claim, suit, or proceeding under this Section 8.6 (including pursuant to any adverse judgment in connection therewith), to the extent reasonably allocable to 7&8 Patents, against any future Milestone Payments payable to 7&8 under this Agreement; provided that no Milestone Payment may be reduced by more than [***] pursuant to this Section 8.6. Amounts subject to offset pursuant to this Section 8.6 and not exhausted against a particular Milestone Payment may be carried forward and applied against future Milestone Payments, subject to the preceding sentence.

8.7 Third Party Rights. If in the reasonable opinion of Eikon, the Exploitation of the Licensed Compound or Licensed Product by Eikon or any of its Affiliates or any of its or their Sublicensees, distributors or customers infringes or misappropriates or is reasonably expected to infringe or misappropriate any Patent, trade secret or other intellectual property right of a Third Party in any country in the Territory (such right, a “Third Party Right”), then, as between the Parties, Eikon will have the sole right, but not the obligation, at Eikon’s sole cost and expense, to negotiate and obtain a license or other rights from such Third Party to such Third Party Right as necessary or desirable for Eikon or its Affiliates or its and their Sublicensees to Exploit Licensed Compounds and Licensed Products in such country. If Eikon negotiates and obtains any such license or other rights from a Third Party, Eikon shall be entitled to deduct amounts payable to such Third Party against any future Milestone Payments payable to 7&8 under this Agreement in the same manner that it may offset costs and expenses incurred in defending or settling a Third Party Infringement Claim under Section 8.5.

8.8 Mechanics of Adjustments. Any offsets under this ARTICLE 8 shall be applied in the order in which the event triggering such offset occur; provided that the adjustments made pursuant to this ARTICLE 8 in aggregate shall not reduce any particular Milestone Payment by more than [***]. Offsets pursuant to ARTICLE 8 not exhausted against a Milestone Payment due to the foregoing restriction may be applied to future Milestone Payments, subject to the preceding sentence.

ARTICLE 9

CONFIDENTIALITY AND NON-DISCLOSURE

9.1 Confidentiality Obligations. At all times during the Term and for a period of [***] following termination or expiration of this Agreement in its entirety, each Party will and will cause its officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement. “Confidential Information” means any technical, business or other information provided by or on behalf of one Party to the other Party in connection with this Agreement, whether prior to, on or after the Effective Date, including the terms of this Agreement (subject to Section 9.4), information relating to any Licensed Compound or Licensed Product (including Regulatory Documentation), any Exploitation of any Licensed Compound or Licensed Product, any Information with respect thereto developed by or on behalf of the disclosing Party or its Affiliates or, in the case of Eikon, its or their Sublicensees or the scientific, regulatory or business affairs or other activities of either Party. Notwithstanding the foregoing, Confidential Information constituting (i) Assigned Regulatory Documentation and (ii) 7&8 Know-How (other than 7&8 Know-How related to Conjugate Technology, which shall remain the Confidential Information of 7&8) will be deemed the Confidential Information of Eikon (and Eikon will be deemed to the disclosing Party and 7&8 will be deemed the receiving Party with respect thereto) unless and until this Agreement is terminated. Notwithstanding the foregoing, the confidentiality and non-use obligations under this Section 9.1 with respect to any Confidential Information will not apply to any information that:

9.1.1. is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no breach of this Agreement by the receiving Party;

9.1.2. can be demonstrated by documentation or other competent proof to have been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information; provided that the foregoing exception will not apply with respect to Confidential Information described in the immediately preceding sentence;

9.1.3. is subsequently received by the receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to such information;

9.1.4. has been published by a Third Party or otherwise enters the public domain through no fault of the receiving Party in breach of this Agreement; or

9.1.5. can be demonstrated by documentation or other competent evidence to have been independently developed by or for the receiving Party without reference to the disclosing Party’s Confidential Information; provided that the foregoing exception will not apply with respect to Confidential Information described in the immediately preceding sentence.

Specific aspects or details of Confidential Information will not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information will not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.

9.2 Permitted Disclosures. Each Party may disclose Confidential Information of the other Party to the extent that such disclosure is:

9.2.1. made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the receiving Party’s legal counsel, such disclosure is otherwise required by law, including by reason of filing with securities regulators; provided, however, that the receiving Party will first have given notice to the disclosing Party and given the disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order or required to be disclosed be held in confidence by such court or governmental or regulatory body or, if disclosed, be used only for the purposes for which the order was issued or such disclosure was required by law; and provided, further, that the Confidential Information disclosed in response to such court or governmental order or as required by law will be limited to the information that is legally required to be disclosed in response to such court or governmental order or by such law; or

9.2.2. made by or on behalf of the receiving Party to a patent authority as may be reasonably necessary or useful for purposes of obtaining or enforcing a Patent; provided, however, that reasonable measures will be taken to assure confidential treatment of such information, to the extent such protection is available.

9.3 Additional Permitted Disclosures. Each Party also may disclose Confidential Information of the other Party to the extent that such disclosure is:

9.3.1. made by Eikon or its Affiliates or Sublicensees as may be necessary or useful in connection with the Exploitation of the Licensed Compounds and Licensed Products (and Biomarker/Assays with respect thereto), including in connection with any filing, application or request for Regulatory Approval by or on behalf of Eikon or any of its Affiliates or its or their Sublicensees, or otherwise in connection with the performance of its obligations or exercise of Eikon’s rights as contemplated by this Agreement, including to existing or potential distributors, service providers, Sublicensees, licensors (including SW), and collaboration partners;

9.3.2. made by 7&8 or their Affiliates to the extent necessary in connection with its performance of the Transition Activities; provided, however, that such Persons will be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this ARTICLE 9 (with a duration of confidentiality and non-use obligations as appropriate that is no less than [***] from the date of disclosure); and

9.3.3. made by a Party or its Affiliates (or in the case of Eikon, Sublicensees) to potential or actual investors or acquirers as may be necessary in connection with their evaluation of such potential or actual investment or acquisition; provided, however, that such Persons will be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this ARTICLE 9 (with a duration of confidentiality and non-use obligations as appropriate that is no less than [***] from the date of disclosure).

9.4 Use of Name. Each Party may make any disclosure identifying the other Party (i) in the case of Eikon, to the extent required in connection with its exercise of its rights or obligations under this Agreement and (ii) to the extent making any disclosure identifying the other Party is required by Applicable Law or the rules of a stock exchange on which the securities of such Party are listed (or to which an application for listing has been submitted).

9.5 Public Announcements. Neither Party may issue any public announcement, press release or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party (or, if applicable, a parent of such Party) are listed (or to which an application for listing has been submitted).

9.6 Publications. The Parties recognize the desirability of publishing and publicly disclosing the results of and information regarding, activities under this Agreement. Accordingly, Eikon will be free to publicly disclose the results of and information regarding, activities under this Agreement. 7&8 will not and will cause each of its Affiliates not to, make any publications or public disclosures regarding the Licensed Compounds or Licensed Products or any Confidential Information of Eikon without Eikon’s prior written consent.

9.7 Return of Confidential Information. Upon the effective date of the termination of this Agreement for any reason, upon the written request of a Party, the non-requesting Party will either, at the requesting Party’s election: (i) promptly destroy all copies of such Confidential Information in the possession or control of the non-requesting Party and confirm such destruction in writing to the requesting Party; or (ii) promptly deliver to the requesting Party, at the non-requesting Party’s sole cost and expense, all copies of such Confidential Information in the possession or control of the non-requesting Party. Notwithstanding the foregoing, the non-requesting Party will be permitted to retain such Confidential Information (x) to the extent necessary or useful for purposes of performing any continuing obligations or exercising any ongoing rights hereunder (including, in the case of Eikon, for use and disclosure in the exercise of any surviving rights and licenses) and, in any event, a single copy of such Confidential Information for archival purposes and (y) any computer records or files containing such

Confidential Information that have been created solely by such non-requesting Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such non-requesting Party’s standard archiving and back-up procedures, but not for any other uses or purposes. All Confidential Information will continue to be subject to the terms of this Agreement for the period set forth in Section 9.1.

9.8 Privileged Communications. In furtherance of this Agreement, it is expected that the Parties will, from time to time, disclose to one another privileged communications with counsel, including opinions, memoranda, letters and other written, electronic and verbal communications. Such disclosures are made with the understanding that they will remain confidential in accordance with this ARTICLE 9, that they will not be deemed to waive any applicable attorney-client or attorney work product or other privilege and that they are made in connection with the shared community of legal interests existing between Eikon and 7&8, including the community of legal interests in avoiding infringement of any valid, enforceable patents of Third Parties and maintaining the validity of the 7&8 Patents. In the event of any litigation (or potential litigation) with a Third Party related to this Agreement or the subject matter hereof, the Parties will, upon either Party’s request, enter into a reasonable and customary joint defense agreement. In any event, each Party will consult in a timely manner with the other Party before engaging in any conduct (e.g., producing information or documents) in connection with litigation or other proceedings that could conceivably implicate privileges maintained by the other Party. Notwithstanding anything contained in this Section 9.8, nothing in this Agreement will prejudice a Party’s ability to take discovery of the other Party in disputes between them relating to this Agreement and no information otherwise admissible or discoverable by a Party will become inadmissible or immune from discovery solely by this Section 9.8.

9.9 Data Privacy. 7&8 represents and warrants to Eikon that (a) it has, and its Affiliates and sub-contractors have, collected, securely stored, used and otherwise processed any personal data, including any protected health information, transferred by 7&8 to Eikon in accordance with Applicable Law and subject to appropriate security measures and standards; and (b) it has, and its Affiliates and (sub)contractors have, obtained and maintained all consents, waivers and other documentation, including patient consent forms, as required by Applicable Laws in connection with the conduct of the Ongoing Studies and any other Clinical Studies conducted by or on behalf of 7&8 or any of its Affiliates with respect to the Licensed Compounds and Licensed Products. 7&8 will make available to Eikon templates of all informed consent forms used by or on behalf of 7&8 or any of its Affiliates in connection with such Clinical Studies (and reasonably cooperate with Eikon as necessary for Eikon to confirm that any signed informed consent forms conform to the applicable templates). In the event that Eikon determines that there is personal data from any completed Clinical Studies that cannot be transferred to Eikon hereunder due to the lack of appropriate patient consent or violation of Applicable Law, the Parties will cooperate to overcome the issue, including if possible seeking a revised consent or otherwise finding a way to afford Eikon and its Affiliates the same benefits that 7&8 and their Affiliates had with respect to of such personal data, at 7&8’s sole cost and expense. 7&8 and their Affiliates will continue to keep all personal data secure and ensure that any transfer or destruction of personal data is conducted in an appropriate and secure manner.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1 Mutual Representations and Warranties. 7&8 and Eikon each represents and warrants to the other, as of the Effective Date, and covenants, that:

10.1.1. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement;

10.1.2. The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and do not violate: (i) such Party’s charter documents, bylaws or other organizational documents; (ii) in any material respect, any agreement, instrument or contractual obligation to which such Party is bound; (iii) any requirement of any Applicable Law; or (iv) any order, writ, judgment, injunction, decree, determination or award of any court or governmental agency presently in effect applicable to such Party;

10.1.3. This Agreement is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity); and

10.1.4. It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder.

10.2 Additional Representations and Warranties of 7&8. 7&8 further represents and warrants to Eikon, as of the Effective Date, and covenants, as follows:

10.2.1. 7&8 (i) is entitled to grant the rights and licenses specified herein as of the Effective Date and during the Term, (ii) has the right to transfer all the Regulatory Documentation, Information and Patent Records that are contemplated to be transferred to Eikon in this Agreement, and (iii) all 7&8 Affiliates required or necessary to grant the rights and licenses herein is an 7&8 Entity and a signatory to this Agreement;

10.2.2. The Existing Patents are (i) subsisting and, to 7&8’s Knowledge, are not invalid or unenforceable, in whole or in part, (ii) solely and exclusively owned by 7&8, free of any encumbrance, lien or claim of ownership by any Third Party, (iii) the pending applications included in Existing Patents are being diligently prosecuted in the respective patent offices in accordance with Applicable Law and 7&8 and their Affiliates have presented all relevant references, documents and information of which it and the inventors are aware to the relevant patent office, and (iv) filed and maintained properly and correctly and all applicable fees have been paid on or before the due date for payment;

10.2.3. [***] there are no pending or, to 7&8’s Knowledge, alleged or threatened, (i) inter partes reviews, post-grant reviews, interferences, re-examinations or oppositions involving the Existing Patents that are in or before any patent authority (or other governmental authority performing similar functions) or (ii) any inventorship challenges involving the Existing Patents that are in or before any patent or other governmental authority;

10.2.4. 7&8 has either provided Eikon with, or has authorized its patent counsel to provide Eikon with, true, complete and correct copies as of the Effective Date of the Patent Records of Exclusive Patents. In the event that any such Patent Records have not been provided to Eikon prior to the Effective Date, 7&8 shall provide such assistance as Eikon may request to ensure that such Patent Records are provided promptly by 7&8 or its patent counsel;

10.2.5. Other than the Transferred Contracts, as of the Effective Date there are no (i) agreements pursuant to which 7&8 or its Affiliates receives any license or other rights to Exploit the Licensed Compounds, Licensed Products or Biomarker/Assays for use with the Licensed Compounds or Licensed Products, (ii) supply agreements pursuant to which 7&8 or its Affiliates obtain or will obtain quantities of Licensed Compounds, Licensed Products or Biomarker/Assays for use with the Licensed Compounds or Licensed Products, (iii) clinical trial agreements relating to Licensed Compounds, Licensed Products or Biomarker/Assays for use with the Licensed Compounds or Licensed Products, (iv) contract research organization agreements relating to Licensed Compounds, Licensed Products or Biomarker/Assays for use with the Licensed Compounds or Licensed Products, or (v) service agreements relating to Licensed Compounds, Licensed Products or Biomarker/Assays for use with the Licensed Compounds or Licensed Products. 7&8 has disclosed to Eikon that immediately prior to executing this Agreement, SW and 7&8 and the other subsidiaries and affiliates party to the Old Agreement terminated the Old Agreement and as a result the Old Agreement is no longer relevant to the foregoing representation;

10.2.6. Except for any Patents to be licensed to Eikon pursuant to the SW Agreement or the Transferred Contracts, the Existing Patents represent all Patents that 7&8 or its Affiliates own, Control or otherwise have rights relating to the Licensed Compounds or the Licensed Products or the Exploitation thereof (including any Biomarker/Assay related thereto), as of the Effective Date. The 7&8 Patents, 7&8 Know-How and Existing Regulatory Documentation are all held by a 7&8 Entity in good standing as of the Effective Date and 7&8 covenants that such good standing will be maintained during the Term. No rights or licenses are required under the 7&8 Patents or 7&8 Know-How for Eikon to Exploit the Licensed Compounds as contemplated herein other than those granted under Section 2.1. Except for Information to be licensed to Eikon pursuant to the SW Agreement or the Transferred Contracts, to 7&8’s Knowledge, there is no Information owned by or otherwise in the possession or control of 7&8 or any of their Affiliates that relates to a Licensed Compound or a Licensed Product that is not within the 7&8 Know-How;

10.2.7. Neither 7&8 nor any of their Affiliates has previously entered into any agreement, whether written or oral, with respect to (or otherwise assigned, transferred, licensed, conveyed or otherwise encumbered its right, title or interest in or to) the 7&8 Patents, 7&8 Know-How, Regulatory Documentation, the Licensed Compounds (including by granting any covenant not to sue with respect thereto) or otherwise assigned, transferred, licensed, conveyed or otherwise encumbered its right, title or interest in or to any Patent or other intellectual property or proprietary right or Information that would be 7&8 Patents, 7&8 Know-How or Regulatory Documentation but for such assignment, transfer, license, conveyance or encumbrance and each 7&8 entity covenants that it will not enter into any such agreements or grant any right, title or interest to any Person that is inconsistent with or otherwise diminishes the rights and licenses granted to Eikon under this Agreement;

10.2.8. No claim or litigation has been brought or asserted (and 7&8 has no Knowledge of any claim, whether or not brought or asserted) by any Person alleging that (i) the Existing Patents or the 7&8 Know-How are invalid or unenforceable or (ii) the conception, development, reduction to practice, disclosing, copying, making, assigning or licensing of the Existing Regulatory Documentation, the Existing Patents or the 7&8 Know-How existing as of the Effective Date or the Exploitation of the Licensed Compounds or Licensed Products as contemplated herein, violates, infringes, constitutes misappropriation or otherwise conflicts or interferes with or would violate, infringe or otherwise conflict or interfere with, any intellectual property or proprietary right of any Person;

10.2.9. 7&8 has obtained from their Affiliates any licenses and other rights necessary for 7&8 to grant to Eikon the rights and licenses provided herein;

10.2.10. Neither 7&8 nor any of their Affiliates or their respective Personnel has been debarred or is subject to debarment pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section;

10.2.11. Neither 7&8 nor any of their Affiliates have employed or otherwise used in any capacity in connection with the Exploitation of any Licensed Compounds and Licensed Products any Person that has ever been, or is currently, suspended, proposed for debarment, or debarred under, the disqualification provisions of the Drug Administration Law or People’s Republic of China (“PRC”) Regulation on the Administration of Human Genetic Resources and related regulations and rules;

10.2.12. Except for the SW Agreement and the Transferred Contracts, there are no licenses required from a Third Party or amounts that will be required to be paid to a Third Party that arise out of any agreement related to the Exploitation of the Licensed Compounds or Licensed Products to which 7&8 or any of their Affiliates is a party or, to 7&8’s Knowledge, at all;

10.2.13. To 7&8’s Knowledge, no Person is infringing or threatening to infringe or misappropriating or threatening to misappropriate the Existing Patents, the 7&8 Know-How or the Regulatory Documentation;

10.2.14. Each of the Existing Patents properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Existing Patent is issued or such application is pending;

10.2.15. All current and former officers, employees, agents and consultants of 7&8 or any of its Affiliates who are inventors of or have otherwise contributed in a material manner to the creation or development of any Existing Patent or 7&8 Know-How have executed and delivered to 7&8 or such Affiliate an assignment or other agreement regarding the protection of proprietary information and the assignment to 7&8 or such Affiliate of any 7&8 Patents, 7&8 Know-How and any and all other Information that relates to the Licensed Compounds and Licensed Products, the current form of which has been made available for review by Eikon. To 7&8’s Knowledge, no current officer, employee, agent or consultant of 7&8 or any of its Affiliates is in violation of any term of any assignment or other agreement regarding the protection of Patents or other Intellectual Property Rights or proprietary information of 7&8 or such Affiliate or of any employment contract or any other contractual obligation relating to the relationship of any such Person with 7&8;

10.2.16. The inventions and discoveries claimed or covered by the Existing Patents (i) were not conceived, discovered, developed or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof or any foreign government or agency thereof and (ii) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(e) and (iii) are not otherwise subject to the provisions of the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§ 200-212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. Part 401;

10.2.17. Without limiting the generality of Section 10.2.16, 7&8 has complied with its obligations with respect to the Existing Patents, 7&8 Know-How or Regulatory Documentation under each of the following: (i) Article 21 of the PRC Science and Technology Progress Law (中华人民共和国科学技术进步法), (ii) the Provisions on Management of National Science & Technology Prominent Project (Civil) (国家科技重大专项( 民口)管理暂行规定 ), and (iii) the United States Patent and Trademark Law Amendments Act, 35 U.S.C. § 200 et seq., each of (i)-(iii) as may be amended or succeeded from time to time, and the regulations promulgated thereunder, or any similar Applicable Law of any other jurisdiction; 7&8 has not received any government funding and, to 7&8’s Knowledge, none of the Existing Patents, 7&8 Know-How or Regulatory document are subject to any restriction pursuant to any of (i)-(iii);

10.2.18. Each of 7&8 and their Affiliates has complied with any and all obligations applicable to the Program as a result of the use of funding, facilities, personnel or other resources of any college, university or other educational or research institution or agency, or other organization;

10.2.19. To 7&8’s Knowledge, all Regulatory Documentation with respect to Licensed Compounds and Licensed Products and other 7&8 Know-How are (and, if made available after the Effective Date, will be) true, complete and correct;

10.2.20. To the Knowledge of 7&8, the 7&8 Know-How has been kept confidential or has been disclosed to Third Parties only under terms of confidentiality. To the Knowledge of 7&8 and their Affiliates no breach of such confidentiality has been committed by any Third Party;

10.2.21. 7&8 and their Affiliates have generated, prepared, maintained and retained all Regulatory Documentation that is required to be maintained or retained pursuant to and in accordance with good laboratory and clinical practice and Applicable Law in all material respects and all such information is true, complete and correct and what it purports to be;

10.2.22. Neither 7&8 nor any of their Affiliates, nor any of its or their respective officers, employees or agents has (i) committed (or after the Effective Date, will commit) an act, (ii) made (or after the Effective Date, will make) a statement or (iii) failed (or after the Effective Date, will fail) to act or make a statement that, in any case ((i), (ii), and (iii)), that (x) would be or create an untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority with respect to the Exploitation of the Licensed Compound or the Licensed Products or (y) could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies in the Territory, with respect the Exploitation of the Licensed Compound or the Licensed Products;

10.2.23. 7&8 and their Affiliates have conducted, and, to 7&8’s Knowledge, their respective Personnel have conducted, all development, including Clinical Development, of the Licensed Compounds in accordance with good laboratory and clinical practice (to the extent applicable) and Applicable Law;

10.2.24. True, complete and correct copies (as of the Effective Date) of all material adverse information with respect to the safety and efficacy of the Licensed Compounds known to 7&8 have been provided to Eikon prior to the Effective Date. Neither 7&8 nor any of its Affiliates has any Knowledge of any scientific or technical facts or circumstances that would adversely affect the scientific, therapeutic, or commercial potential of the Licensed Compounds. Neither 7&8 nor any of its Affiliates is aware of anything that could adversely affect the acceptance or the subsequent approval, by any Regulatory Authority of any filing, application or request for Regulatory Approval;

10.2.25. 7&8 has obtained the right (including under any Patents and other Intellectual Property Rights) to use all information and all other materials (including any formulations and manufacturing processes and procedures) developed or delivered by any Third Party under any agreements between 7&8 and any such Third Party with respect to any Licensed Compounds or Licensed Products or Biomarker/Assays for use with the Licensed Compounds or Licensed Products, and 7&8 has the rights under each such agreement to transfer such information or other materials to Eikon and its designees and to grant Eikon the right to use such information or other materials in the Clinical Development or Commercialization of the Licensed Compounds or the Licensed Products (or Biomarker/Assays for use with the Licensed Compounds or Licensed Products) pursuant to this Agreement;

10.2.26. Neither 7&8 nor any of their Affiliates is (i) state-owned, (ii) subject to any state-owned assets administrations or other authorities with respect to the registration of state-owned assets or ownership of scientific data or (iii) under a collective ownership;

10.2.27. Each of 7&8 and their Affiliates has timely paid all required inventor rewards and remuneration to its or their employees, contractors or other Persons in accordance with applicable written agreements with such employees, contractors or other Persons in connection with the Existing Patents, as well as any 7&8 Know-How existing as of the Effective Date, and each inventor for the inventions described in the Existing Patents has confirmed in writing receipt of such reward and remuneration (including the adequacy thereof);

10.2.28. With respect to supplies of Licensed Compounds, Licensed Products, comparator products, co-administered agents and placebos that have been used by 7&8 in Clinical Studies, to 7&8’s Knowledge, all such Licensed Compound, Licensed Product, comparator product, co-administered agent and placebo (i) have been in conformity with the applicable specifications for such Licensed Compound, Licensed Product, comparator product, co-administered agent and placebo; (ii) have been Manufactured in conformance with cGMP, all other Applicable Law and any applicable quality agreements; and (iii) have been Manufactured in facilities that are in compliance with Applicable Law at the time of such Manufacture (including applicable inspection requirements of FDA and other Regulatory Authorities);

10.2.29. 7&8 and their Affiliates and, to 7&8’s Knowledge, their respective Personnel have complied with all Applicable Laws in connection with the operation of the 7&8 business prior to the Effective Date; without limiting the foregoing, 7&8 and their Affiliates and their respective Personnel have complied with (i) all customs laws and regulations applicable to its activities with respect to Licensed Compounds and Licensed Products and (ii) all Anti-Corruption Laws. Without limitation of the foregoing, in connection with any import of Licensed Compounds or Licensed Products, to 7&8’s Knowledge, 7&8 has (a) accurately reported the country of origin and all other information required to be reported on customs entry documents and any accompanying documentation, (b) submitted complete, true and correct information in response to any requests for information received from governmental authorities and (c) complied with all applicable country of origin marking requirements;

10.2.30. With respect to Compound Inventory intended for use in Clinical Studies, (i) all such Licensed Compounds are in conformity with the applicable specifications for such Licensed Compounds, and (ii) such Licensed Compounds will have been Manufactured in conformance with cGMP, all other Applicable Law and in facilities that are in compliance with Applicable Law at the time of such Manufacture (including applicable inspection requirements of FDA and other Regulatory Authorities);

10.2.31. 7&8 has not generated any clinical data for any Clinical Study for any Licensed Compound or Licensed Product in the PRC and no filings to, or approvals, certificates or other clearances from, the Office of Human Genetic Resource Administration within the Ministry of Science and Technology in the PRC has been required with respect to any development conducted by or on behalf of 7&8 or their Affiliates as part of the Program (including for any international collaborations); and

10.2.32. The representations and warranties of 7&8 in this Agreement and the information, documents and materials furnished to Eikon in connection with its period of diligence prior to the Effective Date, do not, taken as a whole, (i) contain any untrue statement of a material fact or (ii) omit to state any material fact necessary to make the statements or facts contained therein, in light of the circumstances under which they were made, not misleading.

10.3 DISCLAIMER. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

10.4 Anti-Bribery and Anti-Corruption Compliance.

10.4.1. Each of Eikon and 7&8 agrees, on behalf of itself, its Personnel that, in connection with this Agreement:

(i) Such Party and its Personnel will not directly or indirectly pay, offer or promise to pay, authorize the payment of any money or give, offer or promise to give, or authorize the giving of anything else of value, to: (a) any Government Official in order to influence official action; (b) any Person (whether or not a Government Official) (1) to influence such Person to act in breach of a duty of good faith, impartiality or trust (“acting improperly”), (2) to reward such Person for acting improperly or (3) where such Person would be acting improperly by receiving the money or other thing of value; (c) any Person (whether or not a Government Official) while knowing or having reason to know that all or any portion of the money or other thing of value will be paid, offered, promised or given to, or will otherwise benefit, a Government Official in order to influence official action for or against either Party in connection with the matters that are the subject of this Agreement; or (d) any Person (whether or not a Government Official) to reward that Person for acting improperly or to induce that Person to act improperly;

(ii) Such Party and its Personnel will not, directly or indirectly, solicit, receive or agree to accept any payment of money or anything else of value in violation of the Anti-Corruption Laws;

(iii) Such Party and its Personnel will comply with the Anti-Corruption Laws and will not take any action that will, or would reasonably be expected to, cause Eikon or its Affiliates to be in violation of Anti-Corruption Laws;

(iv) Such Party will promptly provide the other Party with written notice upon receiving a formal notification that it is the target of a formal investigation by a governmental authority for a violation of Anti-Corruption Laws or upon receipt of information from any of the its Personnel connected with this Agreement that any of them is the target of a formal investigation by a governmental authority for a violation of Anti-Corruption Laws.

ARTICLE 11

INDEMNITY

11.1 Indemnification of 7&8. Eikon will indemnify 7&8, its Affiliates and its and their respective directors, officers, employees and agents and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result o£ (i) the breach by Eikon of this Agreement; or (ii) the gross negligence or willful misconduct on the part of Eikon or its Affiliates or its or their respective Personnel; or (iii) the Clinical Development, Manufacture, or Commercialization of Licensed Compounds or Licensed Products under this Agreement by or on behalf of Eikon or its

Affiliates other than (a) Third Party Claims for infringement or misappropriation of Patents, Information or other intellectual property rights of a Third Party that relate to a Subject IP Matter or (b) any other Third Party Claim that would not have arisen but for the use of Subject IP Matter ((a) and (b), a “7&8 IP Indemnity Claim”), except, in the case of clauses (i) through (iii), for those Losses for which 7&8, in whole or in part, has an obligation to indemnify Eikon pursuant to Section 11.2 hereof, as to which Losses each Party shall indemnify the other to the extent to which they were the proximate cause of such Losses.

11.2 Indemnification of Eikon. 7&8 will indemnify Eikon, its Affiliates, its or their Sublicensees and distributors and its and their respective directors, officers, employees and agents (collectively, the “Eikon Indemnified Parties”) and defend and save each of them harmless, from and against any and all Losses in connection with (a) any costs, expenses, and liabilities that are the responsibility of 7&8 pursuant to Section 3.6, (b) any Third Party Claims made by any equity holder, debt holder, or creditor of 7&8 or its Affiliates arising from or relating to this Agreement or the transactions contemplated hereby, and (c) any and all Third Party Claims arising from or occurring as a result of: (i) the breach by 7&8 of this Agreement; (ii) the gross negligence or willful misconduct on the part of 7&8 or its Affiliates or its or their respective directors, officers, employees or agents in performing its obligations under this Agreement or the Transition Plan; (iii) the acts and omissions of 7&8 and its Affiliates and their respective Personnel anywhere in the world prior to the Effective Date or after any termination of this Agreement; (iv) the Exploitation by or on behalf of 7&8 and their Affiliates of the Conjugate Technology or any [***] ADC TLR Agonist; (v) a 7&8 IP Indemnity Claim; (vi) directors of officers of 7&8 or its Affiliates breaching or allegedly breaching their fiduciary duties or similar in connection with this Agreement or the related transactions; or (vii) any employee compensation or severance obligations of 7&8 or its Affiliates, except, in the case of clauses (b) and (c)(i) through (v), for those Losses for which Eikon, in whole or in part, has an obligation to indemnify 7&8 pursuant to Section 11.1 hereof, as to which Losses each Party shall indemnify the other to the extent to the extent to which they were the proximate cause of such Losses.

11.3 Indemnification Procedures.

11.3.1. Notice of Claim. All indemnification claims in respect of a Party, its Affiliates or its or their respective directors, officers, employees and agents (or in the case of Eikon, the other Eikon Indemnified Parties) will be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party will give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such indemnified Party intends to base a request for indemnification under this ARTICLE 11, but in no event will the indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party will furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

11.3.2. Control of Defense. At its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within [***] after the indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying Party will not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor will it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party; provided that it obtains the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed). In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party will immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 11.3.3, the indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim unless specifically requested in writing by the indemnifying Party. In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the Third Party Claim, the Indemnified Party will reimburse the indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Losses incurred by the indemnifying Party in its defense of the Third Party Claim.

11.3.3. Right to Participate in Defense. Any Indemnified Party will be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment will be at the Indemnified Party’s sole cost and expense unless (i) the employment thereof has been specifically authorized in writing by the indemnifying Party in writing, (ii) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 11.3.2 (in which case the Indemnified Party will control the defense) or (iii) the interests of the indemnitee and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles.

11.3.4. Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the applicable indemnitee’s becoming subject to injunctive or other relief that materially adversely affects the business of the Indemnified Party and as to which the indemnifying Party will have acknowledged in writing the obligation to indemnify the applicable indemnitee hereunder, the indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, will deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 11.3.2, the indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided it obtains the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed). The Indemnified Party shall not settle or otherwise compromise such Third Party Claim without the indemnifying Party’s prior written consent if such settlement or compromise includes an admission of liability by the Indemnified Party, any payment by the Indemnified Party that is not indemnified hereunder, or the imposition of any equitable relief against the Indemnified Party. If the indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided above, the Indemnified Party may defend against such Third Party Claim.

11.3.5. Cooperation. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will and will cause each indemnitee to, cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation will include access during normal business hours afforded to the indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and the indemnifying Party will reimburse the Indemnified Party for all its reasonable and verifiable out-of-pocket costs and expenses in connection therewith.

11.3.6. Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim will be reimbursed on a Calendar Quarter basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

11.3.7. Coordination with Offset Rights. For clarity, if a Third Party Claim, or the events giving rise to or resulting in such Third Party Claim, are subject to ARTICLE 8 and Section 11.2, then, notwithstanding Section 11.3.2, ARTICLE 8 shall apply with respect to the defense of such Third Party Claim and Section 11.2 shall apply with respect to the allocation of financial responsibility for the related Losses. To the extent that Eikon exercises its rights to offset in this Agreement, the amounts that are offset will be accounted for as a credit against any amounts owed by 7&8 to Eikon pursuant to 7&8’s indemnification obligations under this ARTICLE 11.

11.3.8. Indemnification under SW Agreement. Nothing in this ARTICLE 11 shall prevent a Party from exercising its rights with respect to indemnification the SW Agreement but if a particular Loss is eligible for indemnification both under this Agreement and the SW Agreement, then the Party claiming indemnification may claim indemnification under either or both agreements but will recover for such Loss only once.

11.3.9. Joint and Several Liability. With respect to Losses incurred by an Eikon Indemnified Party for which Eikon is entitled to or seeks indemnification under Section 11.2 or Section 3.3 or any other claim that Eikon is entitled to make under this Agreement, (i) Parent and each of the other 7&8 Entities shall be jointly and severally liable for such Losses, shall coordinate and cooperate with one another in providing Eikon with indemnification under this Agreement or satisfying Eikon’s other claims, as applicable, and waive any right to require that Eikon pursue such Losses or claims against any other 7&8 entity and (ii) Eikon shall not be required to assert any claim or demand or to enforce its rights or remedies against one 7&8 Entity as a condition to any other 7&8 Entity fulfilling its obligations in clause (i).

11.4 Special, Indirect and Other Losses. EXCEPT (I) IN THE EVENT OF THE INTENTIONAL MISCONDUCT OR FRAUD OF A PARTY OR A PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 9, 7&8’S BREACH OF ITS OBLIGATIONS UNDER SECTION 2.4 OR SECTION 10.2, (II) AS PROVIDED UNDER SECTION 13.10, AND (III) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 11, NEITHER PARTY NOR ANY OF ITS AFFILIATES OR SUBLICENSEES WILL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES OR FOR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY.

ARTICLE 12

TERM AND TERMINATION

12.1 Term and Expiration.

12.1.1. This Agreement will commence on the Effective Date and, unless earlier terminated in accordance herewith, will continue in force and effect until the later of (i) the date of expiration, invalidation, or abandonment of the last 7&8 Patent in the Territory that contains a Valid Claim that claims as a composition of matter the Licensed Compound in the last Licensed Product that Eikon is actively pursuing in the Program, (ii) the date of expiration of the last to expire of any data or market exclusivity period for the last Licensed Product that Eikon is actively pursuing in the Program and (iii) the date that is ten (10) years from the date of the First Commercial Sale anywhere in the Territory of the first Licensed Product to a Third Party that is not a Sublicensee for use or consumption in the Field (such period, the “Term”).

12.1.2. Following the expiration, invalidation, or abandonment of the last 7&8 Patent in a country that contains a Valid Claim that claims as a composition of matter of the Licensed Compound in a Licensed Product, the grants in this Section 2.1 will become fully-paid, royalty-free, perpetual and irrevocable with respect to such country and such Licensed Product. For clarity, upon the expiration of the Term, the grants in Section 2.1 will become fully-paid, royalty-free, perpetual and irrevocable in their entirety and no Milestone Payments shall be due or payable with respect to such country.

12.2 Termination.

12.2.1. Material Breach. In the event that a 7&8 Entity or Eikon (the “Breaching Party”) materially breaches any of its material obligations under this Agreement, in addition to any other right and remedy the other Party may have, Eikon (with respect to a breach by any 7&8 Entity) or Parent (with respect to a breach by Eikon) (the “Non-Breaching Party”) may terminate this Agreement by providing [***] (the “Notice Period”) prior written notice (the “Termination Notice”) to Eikon, in the case Eikon is the Breaching Party, or Parent, in the case that a 7&8 Entity is the Breaching Party, and specifying the breach and its claim of right to terminate; provided that (i) the termination will not become effective at the end of the Notice Period if the Breaching Party cures the breach specified in the Termination Notice during the Notice Period (or, if such default cannot be cured within the Notice Period, if the Breaching Party commences actions to cure such breach within the Notice Period and thereafter diligently continues such actions), (ii) with respect to any alleged breach by Eikon of its diligence obligations set forth in Section 4.1.3, Parent will first provide written notice thereof to Eikon and the Alliance Managers will meet within [***] after delivery of such notice to Eikon to discuss in good faith such alleged breach and Eikon’s Clinical Development plans, which discussions will be concluded before Parent may issue any Termination Notice with respect to such alleged breach (for clarity, the Notice Period will not commence prior to the conclusion of such good faith discussions and the subsequent issuance of a Termination Notice by Parent) and (iii) if either Eikon or Parent initiates an arbitration proceeding within [***] following the end of the Notice Period to resolve the dispute for which termination is being sought, the cure period set forth in this Section 12.2.1 will be tolled and the termination will become effective only if such breach remains uncured for [***] after delivery of the final written decision of the arbitration tribunal (or, if the breach cannot be cured within such [***] period, if the Breaching Party commences actions to cure such breach within such period and thereafter diligently continues such actions). It is understood that termination pursuant to this Section 12.2.1 will be a remedy of last resort and may be invoked only in the case where the breach cannot be reasonably remedied by the payment of money damages.

12.2.2. Termination by Eikon. Eikon may terminate this Agreement at any time upon at least [***] prior written notice to Parent for any reason, including in the event that Eikon in good faith determines that it is not advisable for Eikon to continue to pursue Clinical Development or Commercialization of the Licensed Compounds, including for safety or efficacy concerns.

12.2.3. Termination by Parent. In the event that Eikon notifies Parent that it is permanently discontinuing the Program and does not intend to pay Parent any of the Milestone Payments described in Section 7.2.2 above, then Parent will have the right, but not the obligation, to terminate this Agreement upon [***] written notice to Eikon.

12.3 Modification In Lieu of Termination. If, at any time during the Term, Eikon has the right to terminate this Agreement pursuant and subject to Section 12.2.1, then Eikon may, by written notice to Parent, make the one-time election to continue this Agreement and may elect to take one of the following actions (but for clarity not both (a) and (b)): (a) exercise its right to offset damages under Section 7.5 without limitation to other remedies Eikon may have available; or (b) modify this Agreement, effective as of the date Eikon delivers such notice of such election to Parent, in the following manner: (i) the amount of any Milestone Payment for any Milestone Event achieved thereafter shall be reduced by [***] of the applicable amount set forth in Section 7.2.2, (ii) Eikon’s diligence obligations under Sections 4.1.3 shall terminate, and (iii) all other provisions of this Agreement shall remain in full force and effect without change.

12.4 Effects of Termination.

(i) In the event of an early termination of this Agreement by Parent pursuant to Section 12.2.1 for Eikon’s uncured material breach, by Eikon pursuant to Section 12.2.2 or by Parent pursuant to Section 12.2.3:

(1) the licenses granted in Section 2.1 will terminate, including any sublicenses granted by Eikon and its Affiliates; provided that Eikon may retain a fully paid up, non-sub-licensable, nonexclusive, royalty-free license under the 7&8 Intellectual Property Rights for research purposes only; provided, further, that upon Eikon’s request, the Parties will cooperate in good faith to preserve any Sublicensee’s sublicense rights through direct agreement between 7&8 and such Sublicensee with respect to the terminated license rights;

(2) Eikon will have no further obligations or responsibilities with respect to the Licensed Products;

(3) except to the extent expressly prohibited by the applicable Regulatory Authority or Applicable Law or as would be inconsistent with standards of ethical conduct of Clinical Studies, Eikon will not have any obligation to continue any Clinical Study and, to the extent requested by Parent and subject to 7&8 having sufficient resources, Eikon will facilitate a transfer of control to an Affiliate of Parent that is located and incorporated in the United States all Clinical Studies involving Licensed Products being conducted by Eikon or its Affiliates as of the effective date of termination; provided that if such discontinuance or transfer is prohibited, Eikon will complete or wind-down such Clinical Studies in an orderly manner at (i) Eikon’s sole cost in the event of a termination by Parent pursuant to Section 12.2.1 or Section 12.2.3 or by Eikon pursuant to Section 12.2.2 and (ii) Parent’s sole cost in the event of a termination by Eikon pursuant to Section 12.2.1. In no event will Eikon be obligated to enroll any additional patients; provided further that from the date Parent’s Affiliate takes over control of any Clinical Study it will indemnify and hold harmless Eikon and Eikon’s Affiliates (and their respective Personnel) against any Losses with respect to the Clinical Study that arises after the date of transfer;

(4) Eikon will provide to Parent copies of all Patent Records for the Exclusive 7&8 Patents in its possession and Control and transition the prosecution and maintenance of any Exclusive Patents to 7&8;

(5) if this Agreement has been terminated pursuant to Section 12.2.3, Eikon will provide an accounting of Eikon’s Program Costs and 7&8 will pay to Eikon a [***] share of any consideration, including any proceeds from the sales, licensing, or other arrangements with Third Parties, received by or on behalf of 7&8 and their Affiliates with respect to the Eikon Grantback IP, Discontinued Products, Biomarker/Assays developed by Eikon, 7&8’s other assets reverted back from Eikon to 7&8 (including any transfer of this Agreement with Eikon’s consent in accordance with Section 13.3.1) or Exploitation of any of the foregoing, including from the sale or Commercialization of the Discontinued Products, until such payments to Eikon in the aggregate are equal to the amount of the Eikon’s Program Costs reported to Parent; and

(6) to the extent requested by Parent, the Parties will negotiate in good faith a non-exclusive, royalty-bearing license grant from Eikon to 7&8 under Eikon Grantback IP that, in each case, are necessary for 7&8 to Commercialize any Discontinued Products (provided that Eikon will not be obligated to grant any such license unless and until the Parties mutually agree on terms and conditions applicable to such license).

12.5 Remedies. Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof will not limit remedies that may otherwise be available in law or equity.

12.5.1. Accrued Rights; Surviving Obligations. Termination or expiration of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of a Party prior to such termination or expiration; provided that in no event will Parent accrue any rights to, and Eikon will have no obligation to make, any Milestone Payment under Section 7.2.2 based on any Milestone Event with respect to a Licensed Product that occurs on or after the date of delivery by either Party of any termination notice pursuant to Section 12.2. Such termination or expiration will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. Without limiting the foregoing, Sections 2.7, 8.1, 10.4, ARTICLE 9, ARTICLE 11, ARTICLE 12, and ARTICLE 13 of this Agreement will survive the termination or expiration of this Agreement for any reason.

12.5.2. Notwithstanding the termination of Eikon’s licenses and other rights under this Agreement, Eikon will have the right after the effective date of such termination to sell or otherwise dispose of all Licensed Product then in its inventory, as though this Agreement had not terminated.

ARTICLE 13

MISCELLANEOUS

13.1 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

13.2 Subcontracting. Eikon may subcontract with a Third Party to perform any or all of its obligations hereunder (including its Commercialization activities to a Third Party through appointing one or more contract sales forces, co-promotion partners or distributors, etc.). Eikon shall remain directly responsible for the performance of the obligations hereunder by each of its subcontractors.

13.3 Assignment.

13.3.1. Except as expressly provided herein, including in Section 13.2, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed). Without limiting the foregoing, no 7&8 Entity may assign or otherwise transfer, nor may any right or obligation hereunder of such 7&8 Entity be assigned or transferred, without the prior written consent of Eikon (which consent shall not be unreasonably withheld, conditioned or delayed) but no consent will be required from any other 7&8 Entity. A consent from Parent in favor of Eikon will be sufficient to bind all of the 7&8 Entities for purposes of this Section 13.3.1. Eikon shall have the right, without any consent, (i) to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates or (sub)licensees or distributors or as otherwise provided in Section 13.2, and (ii) assign any or all of its rights and delegate any or all of its obligations hereunder to any of its Affiliates or its or their (sub)licensees or to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to one or more Licensed Products or its business generally. Subject to Section 13.3.2 and Section 13.3.3, each 7&8 Entity shall have the right, without the consent of Eikon or any other 7&8 Entity, to assign any or all of its rights and delegate any or all of its obligations hereunder to an acquirer or surviving Person in the event of a Change of Control with respect to such 7&8 Entity.

13.3.2. Parent (or its respective successor) will provide Eikon with written notice of any Change of Control of Parent or any other 7&8 Entity within [***] of the execution of any agreement with respect to such transaction. Without limitation of Section 2.4.2, in the event the Change of Control of Parent or any other 7&8 Entity, then Eikon will have the right, in its sole and absolute discretion, by written notice delivered to Parent (or its successor) at any time following the written notice contemplated by the foregoing sentence, to require Parent or the other 7&8 Entities (as applicable) and the entity involved in the Change of Control to adopt reasonable procedures to be agreed upon in writing with Eikon to (i) prevent disclosure of Confidential Information of Eikon and its Affiliates and its and their Sublicensees and other information with respect to Licensed Compounds or Licensed Products and (ii) preserve the arrangements and Program contemplated by this Agreement, including all licenses and covenants contained herein.

13.3.3. Any permitted successor of a Party (including successor of a 7&8 Entity) or any permitted assignee of all of a Party’s (including any 7&8 Entity’s) rights under this Agreement that has also assumed all of such Party’s (including any 7&8 Entity’s) obligations hereunder in writing (including in the case of 7&8, the covenant not to sue in Section 2.8 and the covenant not to file in Section 8.3.7) will, upon any such succession or assignment and assumption, be deemed to be a party to this Agreement as though named herein in substitution for the assignor, whereupon the assignor will cease to be a party to this Agreement and will cease to have any rights or obligations under this Agreement. All validly assigned rights of a Party (including any 7&8 Entity) will inure to the benefit of and be enforceable by, and all validly delegated obligations of such Party will be binding on and be enforceable against, the permitted successors and assigns of such Party.

13.3.4. Any attempted assignment or delegation in violation of this Section 13.3 will be void and of no effect.

13.4 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid or unenforceable in any respect. If a provision of this Agreement is held to illegal, invalid or unenforceable only with respect to certain jurisdictions, then this provision will be applied to the extent possible only with respect to such jurisdictions that held the provision to be illegal, invalid or unenforceable.

13.5 Dispute Resolution. Any dispute, whether contractual or otherwise, arising out of or in connection with this Agreement or these dispute resolution procedures, including without limitation their existence, validity, applicability or termination, will be referred to and finally resolved by arbitration pursuant to the Rules of American Arbitration Association, which rules are deemed to be incorporated by reference into this provision. There will be three (3) independent arbitrators. The seat, or legal place of arbitration will be New York City, New York. The language to be used in the arbitral proceedings will be English. The governing law of the Agreement and of these dispute resolution provisions is specified in Section 13.6, without regard to its conflicts of law rules and principles. Judgment upon the award may be entered by any court having jurisdiction of the award or having jurisdiction over the relevant party or its assets. Only Parent may commence an arbitration on behalf of itself or any other 7&8 Entity. Nothing contained in this Agreement will deny any Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing arbitration proceeding; provided that only Parent may commence such proceedings on behalf of itself or any other 7&8 Entity. All arbitration proceedings and decisions of the arbitrators will be deemed Confidential Information of both Parties under ARTICLE 9.

13.6 Governing Law, Jurisdiction and Service.

13.6.1. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

13.6.2. Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 13.7 will be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court. In addition, any service of process on Parent at Cooley LLP, 3175 Hanover Street, Palo Alto, CA 94304; ATTN: [***] will constitute service of process on Parent and on any or all of the 7&8 Entities.

13.7 Notices.

13.7.1. Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement will be in writing, will refer specifically to this Agreement and will be deemed given only if delivered by hand or by recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 13.7.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 13.7.1; provided that all such addresses and any changed locations must be in the United States. Such notice will be deemed to have been given as of the date delivered by hand or on the earlier of (i) actual delivery (at the place of delivery) or (ii) the second Business Day (at the place of delivery) after deposit with a recognized overnight delivery service. This Section 13.7.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement. Eikon is only obligated to communicate with the Alliance Manager with respect to all day-to-day communications with 7&8. Eikon is only obligated to notify Parent with respect to any notice required under this Agreement and a notice to Parent in accordance with this Section will be deemed an effective notice to all 7&8 Entities.

13.7.2. Address for Notice.

If to Eikon, to:

3929 Point Eden Way

Hayward, CA 94545

Attention: [***]

with a copy (which will not constitute notice) to:

Covington & Burling LLP

Salesforce Tower, 415 Mission Street, 54th Floor

San Francisco, CA 94105

Attention: [***]

E-mail: [***]

Telephone: [***]

If to Parent, to:

9/F, Office Tower Cl,

Oriental Plaza,

1 East Chang An Ave.,

Beijing, PRC;

Attention: [***]

13.8 Entire Agreement; Amendments. This Agreement, together with any Schedules, attachments, and exhibits attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby (including that certain Confidential Disclosure Agreement between the Parties or their respective Affiliates dated [***]). Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement. The Parties further agree and confirm that the SW Agreement is a separate agreement and no breach, termination or expiration of the SW Agreement will have any effect on this Agreement. No amendment, modification, release or discharge will be binding upon the Parties unless in writing and duly executed by (i) an authorized representative of Eikon and (ii) an authorized representative of Parent. All the 7&8 Entities hereby agree that Eikon may rely on notices, communications, amendments and waivers from Parent and that the signatures of 7&8 Entities other than Parent are not required for any notices, communications, amendments or waivers with respect to this Agreement. In the event of any inconsistencies between this Agreement and any schedules or other attachments hereto, the terms of this Agreement will control.

13.9 English Language. This Agreement will be written and executed in and all other communications under or in connection with this Agreement will be in, the English language. Any translation into any other language will not be an official version thereof and in the event of any conflict in interpretation between the English version and such translation, the English version will control.

13.10 Equitable Relief. Each Party acknowledges and agrees that the restrictions set forth in ARTICLE 2, ARTICLE 8 and ARTICLE 9 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions and that any breach or threatened breach of any provision of such Articles in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of such Articles, the non-breaching Party will be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, and specific performance, which rights will be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Both Parties agree to waive any requirement that the other (i) post a bond or other security as a condition for obtaining any such relief and (ii) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 13.10 is intended or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

13.11 Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party will not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

13.12 No Benefit to Third Parties. The covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns and they will not be construed as conferring any rights on any other Persons.

13.13 Further Assurance. Each Party will duly execute and deliver or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof or to better assure and confirm unto such other Party its rights and remedies under this Agreement. Parent is responsible for ensuring, and guarantees, the compliance of all of the other 7&8 Entities with the responsibilities of 7&8 under this Agreement.

13.14 Relationship of the Parties. It is expressly agreed that 7&8, on the one hand, and Eikon, on the other hand, will be independent contractors and that the relationship between the two Parties will not constitute a partnership, joint venture or agency. Neither 7&8, on the one hand, nor Eikon, on the other hand, will have the authority to make any statements, representations or commitments of any kind, or to take any action that will be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party will be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment will be for the account and expense of such first Party.

13.15 References. Unless otherwise specified, (i) references in this Agreement to any Article, Section or Schedule will mean references to such Article, Section or Schedule of this Agreement, (ii) references in any Section to any clause are references to such clause of such Section and (iii) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto.

13.16 Construction. Except where the context otherwise requires, wherever used, the singular will include the plural, the plural the singular, the use of any gender will be applicable to all genders and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including,” “include,” or “includes” as used herein will mean including, without limiting the generality of any description preceding such term. The language of this Agreement will be deemed to be the language mutually chosen by the Parties and no rule of strict construction will be applied against either Party.

13.17 Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Each Party agrees that the electronic signatures of the Parties, in any form or format, are intended to authenticate this writing and to have the same force and effect as manual signatures. For the purposes of this provision, “electronic signature” means any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including e-mail signatures and processes developed by electronic signature services (e.g., DocuSign).

[SIGNATURE PAGE FOLLOWS.]

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the date first written above.

EIKON THERAPEUTICS, INC.		SEVEN AND EIGHT BIOPHARMACEUTICALS CORP

By:	/s/ Benjamin Thorner	By:	/s/ Huang Xiao
Name: Benjamin Thorner		Name: Huang Xiao
Title: GC & CBO		Title: Shareholder appointed signatory

BIRDIE BIOPHARMACEUTICALS INC.		BIRDIE BIOPHARMACEUTICALS HK LIMITED

By:	/s/ Huang Xiao	By:	/s/ Huang Xiao
Name: Huang Xiao		Name: Huang Xiao
Title: Shareholder appointed signatory		Title: Shareholder appointed signatory

BIRDIE BIOPHARMACEUTICALS CO. LIMITED		BIRDIE BIOPHARMACEUTICALS HK LIMITED

By:	/s/ Huang Xiao	By:	/s/ Huang Xiao
Name: Huang Xiao		Name: Huang Xiao
Title: Shareholder appointed signatory		Title: Shareholder appointed signatory

BIRDIE BIOTECHNOLOGY (BVI LIMITED)		BIRDIE BIOTECHNOLOGY HK LIMITED

By:	/s/ Huang Xiao	By:	/s/ Huang Xiao
Name: Huang Xiao		Name: Huang Xiao
Title: Shareholder appointed signatory		Title: Shareholder appointed signatory

BIRDIE BIOPHARMACEUTICALS BEIJING CO. LTD		SEVEN AND EIGHT BIOPHARMACEUTICALS INC.

By:	/s/Huang Xiao	By:	/s/ Huang Xiao
Name: Huang Xiao		Name: Huang Xiao
Title: Shareholder appointed signatory		Title: Shareholder appointed signatory

Schedule 1.18

Bill of Sale

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Schedule 1.56

Existing Patents

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Schedule 1.126

Transition Plan

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Schedule 2.5

Transferred Contracts

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Schedule 2.6

Compound Inventory Storage

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Schedule 3.2

Offerees

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Schedule 4.1.2

Development Plan

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Schedule 4.2.1

Ongoing Studies

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Schedule 7.2.1

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EIKON THERAPEUTICS, INC.

SAFE

(Simple Agreement for Future Equity)

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